Exhibit 2.1

EXECUTION COPY

Asset Purchase Agreement

by and among

Aceto Corporation,

Sun Acquisition Corp.,

Rising Pharmaceuticals, Inc.,

Ronald Gold

and

David B. Rosen

Dated as of

December 15, 2010

i

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		Page

13.9	Severability	58
13.10	Successors and Assigns; Assignment	58
13.11	Headings	59
13.12	No Third Party Beneficiaries	59
13.13	Counterparts	59
13.14	Facsimile Signatures	59
13.15	Representation by Counsel; Interpretation	59
13.16	Shareholder Obligations	59
13.17	WAIVER OF JURY TRIAL	59

v

          ASSET PURCHASE AGREEMENT, dated as of December 15, 2010 (this “Agreement”), by and among Aceto Corporation, a New York corporation (“Aceto”), SUN ACQUISITION CORP., a Delaware corporation (“Purchaser”), RISING PHARMACEUTICALS, INC., a New Jersey corporation (“Seller”), RONALD GOLD (“Gold”), and DAVID B. ROSEN (“Rosen” and together with Gold, individually “Shareholder” and collectively, “Shareholders”).

RECITALS

          WHEREAS, Seller is in the business of marketing and distributing selected generic (i) prescription pharmaceutical products and (ii) over-the counter pharmaceutical products (the “Business”);

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets, and Seller desires to assign and Purchaser desires to assume all of Seller’s rights, title and interest in the Assumed Obligations, all on the terms and conditions set forth in this Agreement;

          WHEREAS, Shareholders are the sole stockholders of Seller and are willing to undertake the obligations of Shareholders set forth herein in order to induce Purchaser and Aceto to enter into this Agreement; and

          WHEREAS, Aceto is the parent corporation of Purchaser and is willing to undertake the obligations of Aceto set forth herein in order to induce Seller and Shareholders to enter into this Agreement.

          NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          “Accounts” shall mean all accounts (including accounts receivable), notes and employee loans receivable but excluding the Excluded Receivable.

          “Accounts Payable Certificate” shall have the meaning set forth in Section 6.6.

          “Aceto” shall mean Aceto Corporation, the corporate parent of Purchaser.

          “Aceto Certificate” shall mean the stock certificate of Aceto representing the Aceto Shares.

          “Aceto Shares” shall mean One Million (1,000,000) shares of the Common Stock, $.01 par value per share, of Aceto or such other form of security which may hereafter be issued to all of the holders thereof as a replacement for such security; provided, that if the Aceto Share Value is in excess of Fifteen Million ($15,000,000) Dollars, the number of Aceto Shares to be sold pursuant hereto shall be reduced such that the Aceto Share Value does not exceed Fifteen Million ($15,000,000) Dollars, when rounded to the nearest share. Notwithstanding the forgoing, the actual number of Aceto Shares shall be subject to customary adjustment for stock splits, stock dividends, reverse stock splits and the like.

          “Aceto Share Value” shall mean one million (1,000,000) multiplied by the average closing price of Aceto’s common stock during the five (5) trading days preceding the announcement of the transactions contemplated hereby, subject to customary adjustment for stock splits, stock dividends, reverse stock splits and the like.

          “Aceto’s SEC Reports” shall have the meaning set forth in Section 3.30(c).

          “Action” shall mean any notice, demand, dispute, claim, action, proceeding, enforcement proceeding, arbitration, audit, hearing, investigation, inquiry, litigation and/or suit (whether civil, criminal, administrative, judicial and/or investigative, whether formal and/or informal, whether public and/or private).

          “Actual Knowledge” shall have the meaning set forth in Section 13.6.

          “Actual Tax Impact Amount” shall have the meaning set forth in Section 10.1.4.

          “Adjustment Amount” shall have the meaning set forth in Section 2.3.4(b).

          “Affiliate” of any specified Person shall mean any other Person directly, or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Agreement” shall have the meaning set forth in the Preamble.

          “Allocation Schedule” shall have the meaning set forth in Section 2.3.6.

          “Assets” shall have the meaning set forth in Section 2.1.

          “Assignment and Assumption Agreement” shall have the meaning set forth in Section 6.5.

          “Assumed Lease” shall mean that certain Lease Agreement, dated as of July 7, 2004, between First Industrial L.P. (“Original Landlord”) and Seller, as amended by that certain First Amendment to Lease Agreement, dated February 28, 2006, between Original Landlord and Seller, and by that certain Second Amendment to Lease Agreement dated December 24, 2009 between Pearl Court Investors, LLC, successor-in-interest to Original Landlord, and Seller.

          “Assumed Obligations” shall have the meaning set forth in Section 2.4.2.

          “Assumed Payables” shall have the meaning set forth in Section 6.6.

          “Audited Financial Statements” shall have the meaning set forth in Section 3.6(a)(i).

          “Balance Sheet” shall have the meaning set forth in Section 3.7.

          “Balance Sheet Date” shall have the meaning set forth in Section 3.7.

          “Base Net Working Capital Amount” shall mean an amount equal to Five Million ($5,000,000) Dollars.

          “Bill of Sale” shall have the meaning set forth in Section 6.4.

          “Bodies” shall mean all Federal, state, local and foreign courts, arbitrators, governmental departments, commissions, boards, bureaus, agencies, authorities or instrumentalities and other regulatory bodies.

          “Books and Records” shall mean all information, files, books, records, data, plans and recorded knowledge.

          “Business” shall have the meaning set forth in the Recitals.

          “Cash Amount” shall mean an amount calculated as follows: Seventy-Two Million ($72,000,000) Dollars, plus the Estimated Tax Impact Amount, minus the Aceto Share Value; provided, however, that, in no event shall the Cash Amount be less than Fifty-Seven Million ($57,000,000) Dollars, subject to adjustment as provided herein.

          “Cash Payment” shall have the meaning set forth in Section 2.3.4(a)(i).

          “Certification Assignments” shall have the meaning set forth in Section 6.7.

          “Certifications” shall mean all product certifications and ratings.

          “Change of Name” shall have the meaning set forth in Section 6.14.

          “Claim Notice” shall have the meaning set forth in Section 11.2.3(a).

          “Closing” shall have the meaning set forth in Section 8.1.

          “Closing Date” shall have the meaning set forth in Section 8.1.

          “Closing Net Working Capital Amount” shall have the meaning set forth in Section 2.3.2.2.

          “Closing Statement” shall have the meaning set forth in Section 2.3.2.2.

          “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          “Confidentiality Agreement” shall mean the letter dated May 13, 2010 from Seller to Aceto.

          “Contingent Consideration” shall have the meaning set forth in Section 2.3.5(a).

          “Contingent Consideration Report” shall have the meaning set forth in Section 2.3.5(d).

          “Contingent Consideration Report Due Date” shall have the meaning set forth in Section 2.3.5(d).

          “Contract” shall mean any written or oral contract, agreement, lease, purchase order, arrangement, commitment, understanding or obligation which is legally binding on a party hereto.

          “Decree” shall mean any directive, order, injunction, judgment, award or decree.

          “Department” shall have the meaning set forth in Section 9.3.

          “Disputed Items” shall have the meaning set forth in Section 2.3.3(a).

          “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization calculated in accordance with GAAP, consistently applied.

          “Effective Time” shall have the meaning set forth in Section 8.1.

          “Employee Benefit Plans” shall have the meaning set forth in Section 3.22.

          “Environmental Documents” shall mean all environmental documentation in the possession or control of Seller concerning the Leased Real Property and its environs, the Business, the Assets and any off-site location where it is alleged that Seller or the Business sent Hazardous Substances including, without limitation, all written plans and reports for sampling, cleanup or investigation, environmental Permits, data, diagrams, charts, maps, analyses, quality assurance/quality control documentation, correspondence to or from any Body or any other Person, submissions to any Body, directives, orders, penalty assessments, notices of violation, approvals and disapprovals issued by any Body.

          “Environmental Laws” shall mean all Decrees and Legal Requirements relating to environmental protection, pollution, and/or the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the New Jersey Industrial Site Recovery Act, (“ISRA”), N.J.S.A. 13:1k-6 et seq.; the New Jersey Site Remediation Reform Act, (“SRRA”), N.J.S.A. 58:10C-1 et seq.; the New Jersey Spill Compensation and Control Act, (the “Spill Act”), N.J.S.A. 58:10-23.11 et seq.; the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq.; and the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1.1 et seq., each as amended, together with the regulations promulgated thereunder.

          “Environmental Liabilities” shall mean (i) Liabilities arising under any Environmental Laws including to a Body for enforcement, penalties, non-compliance, cleanup, removal, response, remediation, restoration or other actions or damages pursuant to any applicable Environmental Law or Environmental Permit, and (ii) Liabilities to any third party resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

          “Environmental Permits” shall have the meaning set forth in Section 3.20(a).

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “Escrow Agent” shall have the meaning ascribed to such term in the Escrow Agreement.

          “Escrow Agreement” shall have the meaning set forth in Section 6.23.

          “Estimated Tax Impact Amount” shall mean Three Hundred Nineteen Thousand ($319,000) Dollars.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Excluded Receivable” shall mean any receivables arising from or relating to the sale or distribution of Isosorbide Dinitrate.

          “Excluded Assets” shall have the meaning set forth in Section 2.1.2.

          “Financial Statements” shall have the meaning set forth in Section 3.6.

          “Financing Condition” shall have the meaning set forth in Section 6.20.

          “Fixed Assets” shall mean (i) all machinery, equipment, tools, supplies, office equipment, vehicles, forklifts, racking storage, furniture and fixtures (including all such items as set forth on the Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)), (ii) all the replacements for any of the foregoing owned or leased by Seller, (iii) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the aforesaid items and (iv) any related Actions, credits, and rights of recovery and set-off with respect thereto.

          “GAAP” shall mean United States generally accepted accounting principles.

          “General Maximum Limitation” shall have the meaning set forth in Section 11.3.

          “Gold” shall have the meaning set forth in the Preamble.

          “Gold Employment Agreement” shall have the meaning set forth in Section 6.9.

          “Guaranteed Obligations” shall have the meaning set forth in Section 11.5.

          “Hazardous Substance” shall mean any substance, material, waste, pollutant, contaminant, gas, or particulate matter which (i) is now, or at any future time may be, regulated by any Body under any Environmental Law, or (ii) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or (iii) requires investigation or remediation under any Environmental Law, or (iv) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous. Such term includes any material or substance which is (1) now or at any future time defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “hazardous chemical,” “hazardous air pollutant,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic pollutant,” “byproduct,” or “source material,” or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (3) asbestos or asbestos-containing material; (4) polychlorinated biphenyls; or (5) radioactive material.

          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Indemnification Threshold” shall have the meaning set forth in Section 11.3.

          “Indemnified Purchaser Party” shall have the meaning set forth in Section 11.2.1.

          “Indemnified Seller Party” shall have the meaning set forth in Section 11.2.2.

          “Independent Accountant” shall have the meaning set forth in Section 2.3.3(a).

          “Instrument of Assumption” shall have the meaning set forth in Section 7.6.

          “Intangible Assets” shall mean intangible property rights used in the Business that are not Intellectual Property as hereinafter defined, including, phone numbers, fax numbers, websites, uniform resource locaters, domain names, e-mail addresses, and Seller’s customer list, and the name “Rising Pharmaceuticals, Inc.” or any variation of the name Rising Pharmaceuticals, Inc. used by Seller in the Business.

          “Intellectual Property” shall mean all patents, trademarks, service marks, copyrights, trade dress, logos, trade secrets, know-how and other intellectual property rights, registered or unregistered, all applications relating to the registration of any of the foregoing, all licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, all goodwill symbolized thereby, all remedies against infringements thereof, and all rights to protection of interests therein.

          “Intellectual Property and Intangible Asset Assignment” shall have the meaning set forth in Section 6.4.

          “Inventory” shall mean (i) all of the finished goods, raw materials, work in progress and inventoriable supplies owned by Seller (including all such items as set forth on the Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)) and (ii) any and all rights of Seller to the warranties received from its suppliers with respect to such inventory and related Actions, credits, and rights of recovery and set-off with respect thereto.

          “Inventory Acknowledgment” shall have the meaning set forth in Section 2.3.2.1.

          “Inventory Count” shall have the meaning set forth in Section 2.3.2.1.

          “ISRA Approval” shall mean one of the approved ISRA approval methods that would allow the transactions contemplated hereby to close, including but not limited to a Response Action Outcome, Remediation Certification, or a method set forth at N.J.A.C. 7:26B-4 or 7:26B-5.

          “Justice Department” shall have the meaning set forth in Section 6.17.

          “Knowledge” shall have the meaning set forth in Section 13.6.

          “Leased Real Property” shall have the meaning set forth in Section 3.33.

          “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution law, ordinance, principle of common law, code, regulation, rule, statute, treaty, standard, requirement or other legal obligation.

          “Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, inchoate or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          “Lien” shall mean any charge, Action, condition, equitable interest, option, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or any other attribution of ownership, mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

          “Listed Agreements” shall have the meaning set forth in Section 3.15.

          “Listed Intellectual Property Agreements” shall have the meaning set forth in Section 3.11.

          “Lock-up Letter” shall have the meaning set forth in Section 6.16.

          “Losses” shall have the meaning set forth in Section 11.2.1.

          “LSRP” shall mean a Licensed Site Remediation Professional in the State of New Jersey.

          “Measurement Period” shall mean the three (3) year period commencing on the first day of the month immediately succeeding the Closing Date.

          “Measurement Year” shall mean any of the first, second or third twelve (12)-month periods included in the Measurement Period.

          “Monthly Financial Statements” shall have the meaning set forth in Section 3.6(a)(ii).

          “Occurrence” shall have the meaning set forth in Section 3.34(b).

          “Option” shall have the meaning set forth in Section 6.25.

          “Option Letter” shall mean that certain letter, to be delivered by RiconPharma LLC, regarding certain access rights with respect to the business operations of Mirror Pharmaceuticals LLC, in form to be mutually agreed by the parties hereto and RiconPharma LLC.

          “Ordinary Course Retained Liabilities” shall have the meaning set forth in Section 11.3.

          “Owned Intellectual Property” shall have the meaning set forth in Section 3.11(a).

          “Pension Plans” shall have the meaning set forth in Section 3.22(b).

          “Permits” shall mean all permits, licenses, orders, franchises, certificates, authorizations, registrations and approvals issued by any Body.

          “Permitted Liens” shall mean (a) all liens for Taxes which are not yet due, which are being contested in good faith and for which adequate reserves are reflected on the Balance Sheet and (b) all carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory or inchoate liens incidental to the ordinary conduct of Seller’s business which involve obligations that are not yet due, and, in each case, which do not, and would not reasonably be expected to, individually or in the aggregate, materially adversely affect the value, or the continued use, of the Assets in the same or similar manner as such are currently, and as of the Closing Date, being used by, or materially impairs the operations of, Seller.

          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

          “Potential Offeror” shall have the meaning set forth in Section 5.1(h).

          “Potential Transaction” shall have the meaning set forth in Section 5.1(h).

          “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date, and with respect to any Tax period that begins before the Closing Date and ends thereafter, the portion of the Tax period ending on the Closing Date.

          “Product Liability Insurance Policy” shall have the meaning set forth in Section 5.1(j).

          “Product Liability Lawsuit” shall have the meaning set forth in Section 3.34.

          “Products” shall have the meaning set forth in Section 3.34.

          “Purchaser” shall have the meaning set forth in the Preamble.

          “Purchased Contracts” shall have the meaning set forth in Section 2.1.1(g).

          “Purchase Price” shall have the meaning set forth in Section 2.3.1.

          “Real Estate Assignment Documents” shall have the meaning set forth in Section 6.5.

          “Rebates” shall mean rebates, credits and allowances.

          “Regulation S-X” shall mean Regulation S-X promulgated by the SEC.

          “Related Person” shall mean:

          With respect to a particular individual:

(a)	each other member of such individual’s Family;
(b)	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
(c)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d)	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that is an Affiliate of such Person;
(b)	any Person that holds a Material Interest in such specified Person;
(c)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
(d)	any Person in which such specified Person holds a Material Interest; and
(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

          “Remediation Certification” shall have the meaning set forth in Section 5.1(g)(iii).

          “Representatives” shall have the meaning set forth in Section 5.1(a).

          “Required Consents” shall have the meaning set forth in Section 6.19.

          “Restrictive Covenant Agreements” shall have the meaning set forth in Section 6.8.

          “Retained Contracts” shall have the meaning set forth in Section 2.1.2(e).

          “Retained Liabilities” shall have the meaning set forth in Section 2.4.1.

          “Rosen” shall have the meaning set forth in the Preamble.

          “Rosen Employment Agreement” shall have the meaning set forth in Section 6.10.

          “RP Business” shall mean the business unit of Purchaser which operates the Business post-Closing.

          “RP Business EBITDA” shall mean the EBITDA of the RP Business, as calculated in accordance with Section 2.3.5(c).

          “SEC” shall mean the U.S. Securities and Exchange Commission.

          “Securities Act” shall mean the Securities Act of 1933, as amended.

          “Seller” shall have the meaning set forth in the Preamble.

          “Seller Material Adverse Change” and/or “Seller Material Adverse Effect” shall mean any change or effect that is materially adverse to the condition (financial or otherwise), properties, Assets (including Intangible Assets), liabilities, Business, operations or prospects of Seller, excluding any such change or effect resulting from (a) changes in GAAP which occur or become effective after the date hereof, (b) changes in the financial or securities markets or general economic or political conditions in the United States, (c) changes (including changes of applicable Legal Requirements) or conditions generally affecting the industry in which Seller operates and not specifically relating to or having a materially disproportionate effect on Seller (provided that, notwithstanding such events or circumstances, Seller is nevertheless viable as a going concern), (d) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (e) the announcement of the pendency of the transactions completed hereby or (f) any action taken (or omitted to be taken) as required by this Agreement or at the express written request of Purchaser or Aceto.

          “Shareholder” shall have the meaning set forth in the Preamble.

          “Subordination Agreement” shall have the meaning set forth in Section 6.24.

          “Survival Period” shall have the meaning set forth in Section 11.1.

          “Tax Escrow” shall have the meaning set forth in Section 9.3.

          “Taxes” shall mean all federal, state, local and foreign taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, utility taxes, excise taxes, franchise taxes, capital stock taxes, gross receipts taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, gains taxes, worker’s compensation taxes and other obligations of the same or a similar nature.

          “Termination Date” shall have the meaning set forth in Section 10.3(d).

          “Termination Fee” shall mean the lesser of (i) two (2) times the Seller’s out-of-pocket expenses incurred to third party legal and financial advisors and (ii) Four Hundred Fifty Thousand ($450,000) Dollars; provided that in no event shall the amount of such damages be less than Two Hundred Fifty Thousand ($250,000) Dollars.

          “Three Year Cumulative RP Business EBITDA” shall mean the sum of the RP Business EBITDA for each of the three Measurement Years.

          “Transaction Documents” shall mean the Restrictive Covenant Agreements, the Gold Employment Agreement, the Rosen Employment Agreement, the Option, the Escrow Agreement, the Subordination Agreement, the Lock-up Letter, and each and every other agreement, certificate, instrument or document (other than this Agreement) executed and/or delivered in connection with this Agreement and the transactions contemplated hereby and thereby.

          “Transferred Employee” shall have the meaning set forth in Section 10.3(d).

          “True-Up Amount” shall have the meaning set forth in Section 10.1.1.

          “True-Up Disputed Items” shall have the meaning set forth in Section 10.1.3.

          “True-Up Statement” shall have the meaning set forth in Section 10.1.1.

          “W.A.R.N.” shall mean the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C., §§ 2101-2109, and the regulations promulgated thereunder and all similar Legal Requirements.

          “Welfare Plans” shall have the meaning set forth in Section 3.22(c).

ARTICLE II

PURCHASE AND SALE

2.1    Sale of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement, Seller shall (and Shareholders shall cause Seller to) grant, sell, convey, assign, transfer and deliver to Purchaser all of Seller’s right, title and interest in and to all of its assets, properties and rights as of the Closing Date (other than the Excluded Assets) (collectively, the “Assets”), free and clear of all Liens other than Permitted Liens, for the Purchase Price.

          2.1.1 Included Assets. The Assets shall include all of the right, title and interest of Seller in and to the following assets, properties and rights as of the Closing Date (but excluding the Excluded Assets):

                    (a)          all cash and cash equivalents (only to the extent required to satisfy the requirements of Section 2.3.2.3);

                    (b)          all Accounts;

                    (c)          all Inventory;

                    (d)          all prepaid expenses and other current assets;

                   (e)          all security deposits, including the security deposits set forth on Schedule 2.1.1(e) attached hereto;

                   (f)          all Fixed Assets, including the Fixed Assets set forth on Schedule 3.16(b) attached hereto;

                   (g)          all rights of Seller under Contracts including the Assumed Lease and the Contracts listed on Schedule 3.15 attached hereto (the “Purchased Contracts”); for avoidance of doubt, the Purchased Contracts do not include any Retained Contracts;

                    (h)          all Intellectual Property, including the Intellectual Property set forth on Schedule 3.11(a) attached hereto;

                    (i)           all Intangible Assets including the Intangible Assets set forth on Schedule 3.11(b) attached hereto;

                    (j)           to the extent transferable, all rights of Seller under all Permits, including the Permits set forth on Schedule 3.19(a) attached hereto;

                    (k)          all Certifications, including the Certifications set forth on Schedule 3.19(b) attached hereto, to the extent transferable;

                     (l)           all of Seller’s purchase, marketing and sales records, supplier records, lists and other documents, files, manuals and records, correspondence, customer and supplier lists, customer data, production records, pricing and cost information, business and marketing plans and proposals, trade secrets, and any confidential information which has been reduced to writing or in electronic storage, wherever located;

                    (m)          all of Seller’s rights and choses in action, including all rights under express or implied warranties from suppliers and vendors and all rights to receive insurance proceeds, except to the extent relating to any Excluded Asset or Retained Liability;

                    (n)          all of Seller’s goodwill associated with the Business;

                   (o)          all Books and Records;

                   (p)          all technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and other know-how related to the Assets described in Sections 2.1.1(a)-(o) and 2.1.1(q); and

                   (q)          except to the extent constituting Excluded Assets, all other tangible and intangible assets, properties and rights of Seller.

          2.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following assets, properties or rights (the “Excluded Assets”):

                    (a)          Seller’s rights under this Agreement;

                    (b)          Seller’s minute books;

                   (c)          any marketable securities of Seller;

                   (d)          the Excluded Receivable;

                   (e)          the Contracts listed on Schedule 2.1.2(e) hereto (the “Retained Contracts”);

                    (f)           any rights in the mark “Mirror Pharmaceuticals LLC”; and

                   (g)          Tax refunds with respect to or attributable to any Pre-Closing Tax Period.

          2.1.3 Third Party Consents. To the extent that Seller’s rights under any Contract, Permit or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Shareholders and Seller, at their and its expense, shall (and Shareholders shall cause Seller to) use his and its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights in and to the Asset in question so that Purchaser would not acquire the benefit of substantially all of such rights, Seller shall (and Shareholders shall cause Seller to), at Purchaser’s reasonable request and at the expense of Seller and Shareholders, cooperate with Purchaser in any other commercially reasonable arrangement designed to provide such benefits to Purchaser. The foregoing shall not be construed to limit or modify any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby pursuant to the provisions of Article VI hereof.

2.2    Purchase of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, Purchaser shall purchase the Assets from Seller for the Purchase Price.

2.3    Purchase Price.

          2.3.1 Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be (subject to adjustment as hereinafter provided):

                    (a)          the Cash Amount;

                    (b)          the Aceto Shares;

                    (c)          the Contingent Consideration; plus

                    (d)          the assumption of the Assumed Payables.

          2.3.2 Inventory; Closing Statement; Purchase Price Adjustment.

                    2.3.2.1   Inventory. On the day immediately preceding the Closing, a physical count of the Inventory (the “Inventory Count”) will be taken by the employees of Seller in accordance with past practices and mutually agreed upon procedures, subject to the supervision of Purchaser and its accountants. A list of the Inventory, including the location thereof, shall be acknowledged in writing by Seller and Purchaser at the Closing (the “Inventory Acknowledgment”).

                    2.3.2.2   Closing Statement. A statement (the “Closing Statement”) shall be prepared by Seller based upon the results of the Inventory Count and the Books and Records of Seller as of the Effective Time. The Closing Statement shall set forth, as of the Effective Time, in reasonable detail, a calculation of the difference between (a) the sum of (i) the amount of cash and cash equivalents of Seller, (ii) the net book value of the Accounts, (iii) the net book value of the Inventory and (iv) the net book value of Seller’s prepaid expenses and other current assets and (b) the Assumed Payables (such difference being referred to as the “Closing Net Working Capital Amount”). The Closing Statement shall be prepared in accordance with GAAP, including giving effect to reasonable allowances for bad debt and obsolescence, and reasonable reserves for customer returns, allowances and rebates. No Excluded Assets or Retained Liabilities shall be included in the definition or calculation of “Closing Net Working Capital Amount”. Seller shall deliver to Purchaser the Closing Statement not later than twenty (20) days (subject to one extension of five (5) days upon the reasonable request of Seller) after the Closing. Any dispute between Purchaser and Seller with regard to the Closing Statement shall be resolved pursuant to the provisions of Section 2.3.3.

                    2.3.2.3   Purchase Price Adjustment. When the Closing Net Working Capital Amount is finally determined (including pursuant to Section 2.3.3, if applicable), the Purchase Price will be adjusted in the following manner:

                    (a)          If the Closing Net Working Capital Amount is greater than the Base Net Working Capital Amount, the Purchase Price will be increased by an amount equal to such excess, and Purchaser shall pay to Seller such excess amount in accordance with Section 2.3.4.

                    (b)          If the Closing Net Working Capital Amount is less than the Base Net Working Capital Amount, the Purchase Price will be decreased by an amount equal to such difference, and Seller shall pay to Purchaser such amount in accordance with Section 2.3.4.

          2.3.3 Disputes. (a) In the event that Purchaser disputes the Closing Statement in any respect, Purchaser shall so notify Seller within thirty (30) days of its receipt of the Closing Statement (which notice shall specify in reasonable detail the disputed items). If the parties are unable to resolve such dispute within fifteen (15) days thereafter, the items that remain in dispute (the “Disputed Items”) shall be submitted for determination to an independent accounting firm that is mutually acceptable to Purchaser and Seller and has not, within the past twelve (12) months provided services to any party hereto (the “Independent Accountant”). In the event that the parties do not agree upon an Independent Accountant within fifteen (15) days of the date on which an Independent Accountant is initially proposed by one party to the other, the parties shall submit the matter to the American Arbitration Association for a determination of the Independent Accountant (which Independent Accountant shall not, within the past twelve (12) months, have provided services to any party hereto). In connection with its review, the Independent Accountant shall (i) have the right to undertake such procedures as it may deem appropriate and examine all work papers utilized in connection with the preparation of the Closing Statement and (ii) only make a determination as to the Disputed Items. The decision of the Independent Accountant as to the Disputed Items shall be final and binding upon the parties, without any right of further appeal (absent manifest error). The expense of the Independent Accountant shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the relative differences between (x) the final position of the parties prior to submission of the matter to the Independent Accountant and (y) the determination of the Independent Accountant.

          2.3.4 Payment of Purchase Price. (a) The Purchase Price shall be payable to Seller as follows:

                                   (i)           the Cash Amount (the “Cash Payment”) will be paid at the Closing by wire transfer;

                                   (ii)          the Aceto Certificate will be delivered at Closing by Purchaser to Seller;

                                     (iii)         the Contingent Consideration will be paid in accordance with Section 2.3.5;

                                  (iv)        an amount equal to the Assumed Payables will be paid by Purchaser’s assumption thereof.

                    (b)          The amount payable pursuant to Section 2.3.2 (the “Adjustment Amount”) shall be payable within ten (10) days following the final determination of the amount thereof.

                    (c)          (i) In the event that the Adjustment Amount is payable to Purchaser, then Seller shall (and Shareholders shall cause Seller to) pay all or any portion of the Adjustment Amount to Purchaser.

                                   (ii)          In the event that the Adjustment Amount is payable to Seller, then Purchaser shall pay the Adjustment Amount to Seller.

          2.3.5 Contingent Consideration. (a) Subject to the terms and conditions of this Section 2.3.5, Purchaser shall pay to Seller an amount (the “Contingent Consideration”) calculated as follows:

                                  (i)           Seller shall be paid, in cash, Eight Million ($8,000,000) Dollars (the “Minimum Contingent Consideration”) in annual installments of (i) One Million Five Hundred Thousand ($1,500,000) Dollars not later than thirty (30) days following each of the first three (3) anniversaries of the Closing Date and (ii) Three Million Five Hundred Thousand ($3,500,000) Dollars not later than thirty (30) days following the following the fourth (4th) anniversary of the Closing Date.

                                   (ii)          If the Three Year Cumulative RP Business EBITDA equals or exceeds Thirty-Two Million One Hundred Thousand ($32,100,000) Dollars, Seller shall be paid one-half of any such excess, which amount shall be paid, in cash, on a quarterly basis, commencing on the fourth anniversary hereof, subject to any dispute as provided for in Section 2.3.5 (d) – 2.3.5 (f) hereof, provided that in no event shall the aggregate amount paid to Seller pursuant to this Section 2.3.5(a)(ii) exceed Six Million ($6,000,000) Dollars.

                    (b)          RP Business EBITDA (i) shall be computed in accordance with generally accepted accounting principles, with no allocation for general corporate overhead charges, provided that the RP Business shall be charged for actual costs directly attributable to it, upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm’slength transaction with an unaffiliated third person; (ii) shall be computed without regard to “extraordinary items” of gain or loss as that term is defined in GAAP; (iii) shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; (iii) shall not include research and development expense in excess of Two Million Three Hundred Thousand ($2,300,000) Dollars, provided that such excess expense has been approved in writing by the Board of Directors of Purchaser or its designee, and (iv) shall not include the expense related to or revenue of (x) any item sold by Aceto as of the Effective Date, or (y) any new finished dosage product introduced by Aceto which is not on Seller’s pipeline or product lists (copies of which lists have been previously to provided to Aceto).

                    (c)          For purposes of this Agreement, the Contingent Consideration shall be initially determined by Purchaser. Purchaser shall make such determination and deliver a written report thereof, together with details of the calculation (the “Contingent Consideration Report”) to Seller not later than sixty (60) days following the end of each Measurement Year (each, a “Contingent Consideration Report Due Date”).

                    (d)          Seller shall have sixty (60) days from its receipt of a Contingent Consideration Report to object to Purchaser’s calculation of the Contingent Consideration contained therein. In the event that, within such sixty (60) day period, Seller provides a written objection to such calculation, and such objection is not resolved by the parties within fifteen (15) days thereafter, all remaining disagreements with respect to such calculation of the Contingent Consideration shall be resolved under the procedures set forth in Section 2.3.3(a) hereinabove by substituting in the appropriate place “Contingent Consideration Report” for “Closing Statement,” “Seller” for “Purchaser,” and “Purchaser” for “Seller,” as applicable.

                    (e)          Purchaser shall pay to Seller the Contingent Consideration determined pursuant to the terms of this Section 2.3.5, as provided for in this Section 2.3.5, subject to the provision of this Section 2.3.5 (f), not later than thirty (30) days after the earlier to occur of (i) Purchaser’s receipt from Seller of a written acceptance of the final Contingent Consideration Report, affirming that Seller has no objection thereto; (ii) the expiration of the sixty (60) day period during which Seller may object to Purchaser’s calculation of the Contingent Consideration as set forth in the final Contingent Consideration Report; (iii) settlement of any objection by Seller to Purchaser’s calculation of the Contingent Consideration in the final Contingent Consideration Report; or (iv) the issuance of the decision of the Independent Accountant as to the Disputed Items in the final Contingent Consideration Report; provided, however, that in no event shall Purchaser be required to pay to Seller the Contingent Consideration earlier than thirty (30) days after the applicable Contingent Consideration Report Due Date.

                    (f)           For the avoidance of doubt, Purchaser’s right of setoff set forth in Section 11.4 shall apply, non-exclusively, to Seller’s obligation to pay the Contingent Consideration.

                    (g)          During the Measurement Period, the Board of Directors of Purchaser shall consist of five (5) persons, three (3) of whom shall be designees of Aceto and two (2) of whom shall be Shareholders or their designees; provided that should both Shareholders have been terminated with Cause by Purchaser or quit without Good Reason (in each case as defined in their respective employment agreements with Purchaser), Shareholders shall have only one (1) such designee.

                    (h)          The operations of Purchaser shall be subject to Aceto’s then existing policies and procedures consistently applied to all domestic subsidiaries of Aceto (to the extent provided or made available to Shareholders).

                    (i)          Neither Purchaser nor any of its Affiliates shall take any action primarily intended to materially adversely effect the Contingent Consideration, and all business of Purchaser or any Affiliate which is competitive to the RP Business shall be run through the RP Business.

          2.3.6    Allocation of Purchase Price. The Purchase Price shall be allocated among the acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and shall be set forth in a schedule (the “Allocation Schedule”) produced by Purchaser and delivered to Seller not later than thirty (30) days after the Closing Date. The Allocation Schedule shall be subject to the written consent of Seller, which consent shall not be unreasonably withheld. The Allocation Schedule shall be amended as necessary to reflect adjustments to the Purchase Price, and additional payments made by Purchaser pursuant to this Agreement. Seller and Purchaser shall report, act and file Tax returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with such Allocation Schedule. Neither Seller nor Purchaser shall take any position (whether in audits, Tax returns or otherwise) that is inconsistent with such Allocation Schedule, unless required to do so by applicable law.

2.4    Assumption of Liabilities.

          2.4.1  No Assumption of Liabilities. It is expressly understood and agreed that, except for the Assumed Obligations, in no event shall Purchaser assume or agree to pay or incur any Liability under this Agreement, including under this Section 2.4, or otherwise, in respect of any Liability of Seller (collectively, the “Retained Liabilities”), including the following:

                    (a)          any Liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of any Legal Requirement, in connection with any service performed or product sold by or on behalf of Seller, or any Action seeking recovery for consequential or special damage or lost revenue or income;

                    (b)          any Liability to creditors, lenders, customers, vendors or suppliers, or others with whom Seller has a business relationship, whether pursuant to a Contract or otherwise;

                    (c)          any Liability with respect to, or in connection with, the Excluded Assets;

                    (d)          any Liability with regard to any Tax, including any interest or penalties thereon (i) payable with respect to the Business or the Assets with respect to any Pre-Closing Tax Period, (ii) incident to or arising as a consequence of the negotiation or consummation by Seller and/or Shareholders of this Agreement and the transactions contemplated hereby (other than any Taxes described in Section 13.3);

                    (e)          any Liability under any Contract pursuant to which Seller has acquired or is to acquire any assets or properties;

                    (f)           any Liability of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants, advisors and other experts;

                    (g)          any Liability arising out of or relating to products of Seller to the extent sold prior to the Effective Time other than to the extent assumed under Section 10.1;

                    (h)          any Liability under any Purchased Contract arising before or after the Effective Time that relates to, directly or indirectly, any action or inaction of Seller prior to the Effective Time;

                    (i)           any Liability arising under any Contract not assumed by Purchaser, including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto and/or under the Retained Contracts;

                    (j)           any Liability pursuant to any Environmental Law relating to or having its origin in Seller’s acts or omissions arising out of or relating to the operation of Seller’s Business or arising out of or related to Seller’s status as lessee, owner or operator of real property prior to the Effective Time, including to a Body for enforcement, penalties, non-compliance, cleanup, removal, response, remediation, restoration or other actions or damages pursuant to any applicable Environmental Law and to any third party resulting from Environmental Liabilities;

                    (k)          any Liability for non-compliance with the requirements of ISRA by Seller or arising out of the cessation of operations at the Leased Real Property by prior tenants and/or a prior sale of the Leased Real Property;

                    (l)           Except as expressly provided in Section 10.3 any Liability to or in connection with any employees, agents or independent contractors (or former employees, agents or independent contractors) of Seller, whether or not employed by Seller or Purchaser after the Closing, including with respect to payroll, vacation, sick leave, any paid time off, worker’s compensation, unemployment benefits or under any benefit arrangement, including Employee Benefit Plans, with respect to such Persons;

                    (m)         any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

                    (n)          any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser;

                    (o)          any Liability of Seller to any Shareholder or any Related Person of Seller or any Shareholder;

                    (p)          any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

                    (q)          any Liability to distribute to any of Seller’s Shareholders or otherwise apply all or any part of the consideration received hereunder;

                    (r)           any Liability arising out of any Action pending as of the Effective Time;

                    (s)          any Liability arising out of any Action commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

                    (t)           any Liability arising out of or resulting from Seller’s compliance or non-compliance with any Legal Requirement or Decree of any Body;

                    (u)          any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby and thereby;

                    (v)          any and all Liabilities of Seller, that either (A) are existing on the Closing Date (other than the Assumed Obligations) or (B) arise out of, or result from or relate to, any transaction entered into prior to or at the Closing Date which are imposed on Purchaser as result of or in connection with the transactions contemplated in this Agreement, including ISRA Compliance and any remedial obligations arising thereunder;

                    (w)         any and all Liabilities relating to or arising out of product liability or similar Actions by Persons with respect to products sold by Seller on or prior to the Closing Date;

                    (x)           any Liability of Seller based upon, relating to or resulting from, directly or indirectly, Seller’s acts or omissions occurring after the Effective Time; and

                    (y)          any other Liability of Seller.

          2.4.2   Assumed Obligations. As of the Closing, on the terms and conditions set forth in this Agreement, Purchaser shall assume and agree to discharge, perform and pay only the following obligations (the “Assumed Obligations”) as and when due:

                    (a)          the Assumed Payables;

                    (b)          all obligations arising, whether before or after the Effective Time, from product rebates, chargebacks, and returns (provided that such obligations shall be subject to true-up pursuant to Section 10.1 hereof); and

                    (c)           those obligations arising after the Effective Time under the Purchased Contracts, except that Purchaser shall not assume any such Liability to the extent that it arises out of or relates to, directly or indirectly, any action or inaction of Seller on or prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller and Shareholders jointly and severally (but subject to Section 13.16) make the following representations and warranties to Purchaser:

3.1    Valid Corporate Existence; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has the corporate power and authority to carry on the Business as now conducted and to own the Assets. Seller is not required to qualify as a foreign corporation in any jurisdiction in order to own the Assets or to carry on the Business as now conducted, and there has not been any Action by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein, except where failure to so qualify would not have a Seller Material Adverse Effect. The copies of the Articles of Incorporation of Seller, as amended to date (certified by the Secretary of the State of New Jersey), and the By-Laws of Seller, as amended to date (certified by its Secretary), which have been delivered to Purchaser or its counsel, are true and complete copies of those documents as in effect on the date hereof.

          The minute books of Seller, copies of which have been delivered or made available to Purchaser or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and stockholders since inception and accurately reflect all transactions referred to therein. No meeting of the Board of Directors, any committees thereof and stockholders has been held for which minutes have not been prepared or are not contained in such minute books.

3.2    Capitalization. All of the issued and outstanding securities of Seller are owned beneficially and of record by Shareholders.

3.3    Subsidiaries. Seller has not made any investment in, and does not own, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

3.4    Consents. Schedule 3.4 attached hereto sets forth a true and complete list of all consents and notification requirements of all Bodies and of other Persons required to be received or given by or on the part of Seller or Shareholders to enable it or him to enter into and carry out this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the transfer to Purchaser of all of the right, title and interest of Seller in and to the Assets (other than with respect to Permits, about which no representation is made in this Section 3.4).

3.5    Authority; Binding Nature of Agreement. Seller and each Shareholder has the power and authority to enter into this Agreement and the Transaction Documents to which it or he is a party and to carry out its or his obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and stockholders of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents to which it and/or he is a party constitutes the valid and binding obligations of Seller and Shareholders (as applicable) and are enforceable in accordance with their respective terms except as such enforceability may be limited by principles of public policy and applicable bankruptcy, insolvency, moratorium or other laws effecting the rights of creditors generally and by general principles of equity.

3.6    Financial Statements. (a) Seller has provided to Purchaser true and complete copies of the following financial statements of Seller (the “Financial Statements”), copies of which are attached hereto as Schedule 3.6:

                    (i)           Seller’s audited financial statements (including notes thereto) as of September 30, 2010 and for the nine (9) months then ended and the year ended December 31, 2009 (the “Audited Financial Statements”), and

                    (ii)          Seller’s condensed financial statements (including notes thereto) for the month of October, 2010 (the “Monthly Financial Statements”).

          (b)     The Audited Financial Statements (i) are in accordance with the Books and Records of Seller, (ii) fairly present in all material respects the financial position of Seller as of such dates and the results of operations and cash flows of Seller for such years, and (iii) were prepared in conformity with GAAP consistently applied throughout the periods covered thereby and Regulation S-X. The Audited Financial Statements have been audited by BDO USA, LLP, whose audit report thereon is included therein.

          (c)     The Monthly Financial Statements (i) are in accordance with the Books and Records of Seller, (ii) fairly present in all material respects the financial position of Seller as of such date and the results of operations and cash flows of Seller for such period, and (iii) were prepared in accordance with the historical practices of Seller consistently applied throughout the period covered thereby.

          (d)     Seller has also delivered to Purchaser copies of all letters from Seller’s auditors to Seller’s Board of Directors or the audit committee thereof during the thirty six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.7    Liabilities; Warranty Claims. (a) Except as set forth on Schedule 3.7(a) attached hereto, as of September 30, 2010 (the “Balance Sheet Date”), Seller had no Liabilities other than those Liabilities reflected or reserved against in Seller’s balance sheet as of such date (the “Balance Sheet”) and, to the Actual Knowledge of Seller, there was no basis for the assertion against Seller not so reflected or reserved against therein.

          (b)     Schedule 3.7(b) attached hereto sets forth a true and complete list of all warranty Actions made against Seller during the current fiscal year and each of the past three (3) fiscal years.

3.8      Actions Since the Balance Sheet Date. Since the Balance Sheet Date, except as set forth on Schedule 3.8 attached hereto, Seller has not:

          (a)     incurred any Liability, except for those incurred in the ordinary and usual course of business consistent with past practice;

          (b)     sold, leased, disposed of, assigned or acquired any assets, properties or rights, except Inventory in the ordinary and usual course of business consistent with past practice;

          (c)     mortgaged, pledged or subjected to any Lien, other than a Permitted Lien, any of the Assets, or permitted any of the Assets to be subjected to any Lien, other than a Permitted Lien;

          (d)     acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquired any assets, rights or properties;

          (e)     made any offer letters, wage or salary increases, granted any bonuses or modified any compensation arrangement with respect to, or entered into any restrictive covenant, severance, employment or similar Contract with, any of its employees or independent contractors, officers or directors other than in the ordinary and usual course of business consistent with past practice;

          (f)      amended the Certificate of Incorporation or By-Laws of Seller;

          (g)     adopted, amended or increased the payments to or benefits under, any Employee Benefit Plan;

          (h)     incurred damage to or destruction or loss of any material Asset, whether or not covered by insurance;

          (i)      other than in the ordinary and usual course of business consistent with past practice, entered into, terminated or received notice of termination of (i) any license distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction (other than any purchase order entered into in the ordinary and usual course of business consistent with past practice) that involves payments to or by or on behalf of Seller in the amount of One Hundred Thousand ($100,000) Dollars, or more, in each case, other than any such Contract that has expired in accordance with its terms;

          (j)      cancelled or waived any Actions or rights with a value to Seller in excess of Twenty-Five Thousand ($25,000) Dollars, provided that this Section 3.8(j) shall not apply to any Action which is a Retained Liability; or

          (k)     entered into or amended any Contract with respect to any of the foregoing;

Since the Balance Sheet Date, to Seller’s Actual Knowledge, except as set forth on Schedule 3.8 attached hereto, there has been no act or omission on the part of Seller or others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a Seller Material Adverse Effect upon the Assets or the Business, and, to Seller’s Knowledge, there is no development or threatened development of a nature which could be reasonably expected to have a Seller Material Adverse Effect upon the Assets or the Business.

3.9    Adverse Developments. Since the Balance Sheet Date, except as set forth in Schedule 3.9 attached hereto, there have been no Seller Material Adverse Changes to or in the Assets or the Business.

3.10  Taxes. All material Taxes which have become due or payable by Seller or Shareholders on or prior to the Closing Date, and all interest and penalties thereon, whether disputed or not, have been paid, except for Taxes which are being contested in good faith or for which adequate reserves have been recorded on its books of account. All material Tax returns, including estimated Tax returns, required to be filed have been duly and timely filed. No sales or use Taxes are required to be collected in connection with the sale of products by the Business. To Seller’s Knowledge, no Action has ever been made by a Body in a jurisdiction where Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction, and Seller has not received any written notice, or written request for information, from any such Body. Seller has not received any written notice, written request for information or proposed Tax assessment from the Internal Revenue Service or any other taxing authority in connection with any Tax return or report filed by Seller. No waivers of statutes of limitations have been given or requested with respect to Seller with regard to the payment of any Taxes.

3.11  Intellectual Property and Intangible Assets. (a) Schedule 3.11(a) sets forth a true and complete list of applications and registrations of Intellectual Property, and material common law trademarks, owned by Seller and used in the Business (such Intellectual Property together with any other Intellectual Property owned by Seller and used in the Business, the “Owned Intellectual Property”). Seller owns or has the right to use the Intellectual Property used in the Business, and that is necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller in the Business immediately prior to the Closing hereunder will be owned or available for use by Purchaser on substantially the same terms and conditions immediately subsequent to the Closing. To the Knowledge of Seller, the Owned Intellectual Property has not interfered with, infringed upon, or misappropriated any intellectual property rights of any Person, and Seller has never received any charge, complaint, Action, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any Action that Seller must license or refrain from using any intellectual property rights of any Person. To the Knowledge of Seller, no Person has interfered with, infringed upon, or misappropriated any of the Owned Intellectual Property. The Knowledge of Seller, Seller has taken all commercially reasonable action to maintain and protect its rights to each item of Intellectual Property that it owns or uses. Except as set forth on Schedule 3.11(a), Seller (a) has not licensed or granted to any Person rights of any nature to use any of the Intellectual Property, (b) does not pay, and is not obligated to pay, royalties to any Person for use of any intellectual property rights and (c) is not otherwise a party to, or bound by, any oral or written Contract with regard to any Intellectual Property (such Contracts regarding Intellectual Property, the “Listed Intellectual Property Agreements”). A true and complete copy of each of the written Listed Intellectual Property Agreements has been delivered to Purchaser or its counsel. To the Knowledge of Seller, Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Intellectual Property Agreements, is not in default in any material respect under any of the Listed Intellectual Property Agreements and has received no notice of any dispute, default or alleged default thereunder which has not been cured or which notice has not been withdrawn. To the Knowledge of Seller, there is no material default under any of the Listed Intellectual Property Agreements by any other party thereto. Except as set forth on Schedule 3.11(a), each of the Listed Intellectual Property Agreements is assignable to Purchaser.

          (b)     Schedule 3.11(b) attached hereto sets forth a list of material Intangible Assets utilized by Seller in the Business, other than Seller’s customer list, which has been previously delivered to Purchaser. To the Knowledge of Seller, each such Intangible Asset identified on Schedule 3.11(b), is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding and does not conflict with any material rights of any other Person, except, in each case, as will not have a Seller Material Adverse Effect on the Business.

3.12  Litigation; Claims; Compliance with Legal Requirements.

          (a)     Except as described in Schedule 3.12(a) attached hereto, there is no Action relating to Seller or any of the Assets or the Business pending or, to the Knowledge of Seller, threatened, or any Decree or settlement agreement outstanding, against Seller or against or relating to any of the Assets or the Business. To the Actual Knowledge of Seller, there exists no basis for any such Action or Decree which would have a Seller Material Adverse Effect on the Assets or the Business.

          (b)          Schedule 3.12(b) attached hereto sets forth for the current fiscal year and each of the past two (2) fiscal years a statement describing each Action (excluding any ordinary course warranty Actions under Seller’s product warranties) made by a Person against Seller, whether or not such Action was submitted to Seller’s insurance carrier, including (i) the name of the claimant; (ii) the amount and a brief description of the Action and (iii) the resolution of the Action.

          (c)          Seller is not in violation of any Legal Requirement, Decree, settlement, or other requirement of any Body, the violation of which would have a Seller Material Adverse Effect on the Assets or the Business.

3.13    Inventories. Attached hereto as Schedule 3.13 is a true and complete list of the Inventory as of the date hereof, including the location thereof. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet and/or will be written off or written down to net realizable value in the Closing Statement. All of the Inventory has been valued at the lower of cost or market value on a first in, first out basis. The Inventory now on hand that was purchased after the Balance Sheet Date was purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Business.

3.14    Accounts; Backlog. (a) All Accounts of Seller are reflected properly on its Books and Records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible and will be collected in accordance with their terms (which do not exceed ninety (90) days following the day it first becomes due and payable) at their recorded amounts, subject only to the reserves related thereto as set forth on the face of the Balance Sheet.

                         (b)          Schedule 3.14(b) attached hereto sets forth a true and complete description of Seller’s backlog as of the date hereof.

3.15    Agreements and Obligations; Performance. Except as listed in Schedule 3.15 attached hereto (the “Listed Agreements”), Seller is not a party to, or bound by, any:

                         (a)          Contract that cannot be terminated at will without penalty or premium or any continuing Liability;

                         (b)          Contract of any kind with any officer, director or stockholder;

                         (c)          Contract which is in violation of any applicable Legal Requirement or Decree;

                        (d)          Contract for the purchase, sale or lease of any equipment, materials, products, supplies or services which contains, or which commits or will commit it for, a fixed term;

                         (e)          Contract of any kind with any employee;

                         (f)          deferred compensation, bonus or incentive plan or Contract;

                         (g)          management or consulting Contract;

                         (h)          license or royalty Contract;

                         (i)           Contract relating to indebtedness for borrowed money;

                         (j)          union or other collective bargaining Contract;

                         (k)          Contract with any customer or supplier;

                         (l)           Contracts relating to warranty or service obligations;

                         (m)         Contracts relating to customer Rebates;

                         (n)           Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby.

                         (o)          Contract containing covenants limiting the freedom of Seller to engage or compete in any line or business or with any Person in any geographical area;

                         (p)          Contract that contains a restrictive covenant on the part of Seller, any employee or Affiliate of Seller, or another party thereto;

                         (q)          Contract or option relating to the acquisition or sale of any business;

                         (r)          option for the purchase of any asset, tangible or intangible;

                         (s)          Contract relating to the settlement, modification or waiver of any Action, Decree or Legal Requirement; or

                         (t)          Other Contracts which materially affect the Assets (taken as a whole) or the Business.

A true and complete copy of each of the written Listed Agreements has been delivered to Purchaser or its counsel. Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no written notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. To Seller’s Knowledge, there is no material default under any of the Listed Agreements by any other party thereto or by any other Person bound thereunder; and, except as set forth on Schedule 3.15, each of the Listed Agreements is freely assignable to Purchaser.

3.16    Ownership and Condition of Assets. (a) Seller owns and has good and marketable title to all of the Assets (including all assets reflected in the Balance Sheet), free and clear of all Liens other than Permitted Liens. The Assets constitute all assets necessary to permit Seller to conduct the Business as now conducted. There are no Contracts or commitments with any Person (other than Aceto and Purchaser) to acquire substantially all the Assets or substantially all the rights or interests therein. Neither Shareholder nor any Affiliate of Seller or Shareholder owns any material assets, properties or rights relating to the Business, other than equity securities of Seller.

          (b)          Attached hereto as Schedule 3.16(b) is a true and complete list of the Fixed Assets, including the location thereof. The Fixed Assets are in good operating condition, ordinary wear and tear excepted.

3.17    Suppliers. Schedule 3.17 attached hereto lists the names and addresses of Seller’s ten (10) largest suppliers for the current fiscal year and each of the past two (2) fiscal years, together with the approximate total dollar amount of purchases by Seller from each such supplier during each such year and period. Since the Balance Sheet Date, except as set forth on Schedule 3.17, there has been so Seller Material Adverse Change in the business relationship of Seller with any supplier named on Schedule 3.17. Except as set forth on Schedule 3.17, Seller has no Knowledge that, and, to Seller’s Actual Knowledge, no basis in fact to believe that, after the Closing, any such supplier or any other substantial supplier to Seller will or may require the payment of higher prices for its goods or services, will or may be unable to continue to supply goods or services as presently supplied, or will or may cease to continue the relationship, or otherwise modify the relationship, that has existed with Seller prior to the date hereof, in each case other than in the ordinary and usual course of business consistent with past practice.

3.18    Customers. Schedule 3.18 attached hereto lists the names and addresses of Seller’s ten (10) largest customers for the current fiscal year and for each of the past two (2) fiscal years, together with the approximate amount for which each such customer was invoiced during each such year and period, and all amounts written off by Seller with respect to each such customer during each such year and period. Since the Balance Sheet Date, except as set forth on Schedule 3.18, there has been no Seller Material Adverse Change in the business relationship of Seller with any customer named on Schedule 3.18. Except as set forth on Schedule 3.18, Seller has no Knowledge that, and, to Seller’s Actual Knowledge, no basis in fact to believe that, any such customer of Seller will or may required that prices for the goods purchased by, or services provided to, such customer be reduced, will or may reduce the requirements for the goods purchased by, or services provided to, such customer, or will or may cease to continue the relationship, or otherwise modify the relationship, that has existed with Seller prior to the date hereof, in each case other than in the ordinary and usual course of business consistent with past practice.

3.19    Permits; Certifications. (a) Schedule 3.19(a) attached hereto sets forth a true and complete list of all Permits from all Bodies held by Seller. Seller has all Permits of all Bodies required to carry on the Business as presently conducted and to offer and sell its services and goods. All such Permits are in full force and effect, and, to Seller’s Knowledge, no suspension or cancellation of any of such Permits is threatened. Seller is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits.

          (b)          Schedule 3.19(b) attached hereto sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened.

3.20    Occupational Heath and Safety and Environmental Matters.

          (a)          Seller, the Business and the Assets have all material Permits from all Bodies required or issued under any applicable Environmental Laws to lawfully conduct the Business (“Environmental Permits”). Such Environmental Permits are in full force and effect. Seller has no Actual Knowledge of any facts or circumstances that would constitute material violations of the Environmental Permits.

          (b)          There is no Action pending or, to Seller’s Knowledge, threatened or known to be contemplated by any Body in respect of or relating to the Assets or the Business with respect to any Environmental Laws.

          (c)          All operations of the Business have been conducted in material compliance with all Environmental Laws. Any past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation with respect to the Business under any Environmental Law or Environmental Permit.

          (d)          Prior to the Closing Date, Seller shall have furnished Purchaser with true and complete copies of the Environmental Documents, including but not limited to copies of all documents relating to Seller’s compliance with the requirements of ISRA.

          (e)          Seller has not received any written notice of a possible Action or citation against or in respect of any real property owned or leased by Seller relating to Environmental Laws, and, except as disclosed in the Preliminary Assessment Report for the Leased Real Property, prepared for Seller by ENVIRON International Corporation, dated December 2010, Seller has no Actual Knowledge of any basis for any such Action.

          (f)          No Hazardous Substance, has been discharged or come to be located on, at or, beneath any real property currently owned, operated, leased or used by Seller as a result of the operations of Seller or the Business.

          (g)          To the Knowledge of Seller, no Hazardous Substance has been discharged or come to be located on, at, or beneath any real property formerly owned, operated, leased, or used by Seller that would give rise to liability of Seller or the Business under Environmental Laws.

          (h)          The Leased Real Property does not contain any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation except in compliance with Environmental Laws.

          (i)          To the Knowledge of Seller, Seller has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which there has been a release or threatened release of a Hazardous Substance.

          (j)          To the Knowledge of Seller, no other Person with whom Seller has contracted for environmental matters is or has been the subject of any Action arising out of the substance of the transaction to which such contract relates and involving the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance that could give rise to liability of Seller or the Business under Environmental Laws.

          (k)          Seller has not, by written agreement, assumed any Liability of or duty to indemnify any other Person for any Action, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

          (l)          To the Knowledge of Seller, no Hazardous Substance has migrated from any real property currently owned, operated, leased or used by Seller to any other real property, nor has any Hazardous Substance migrated from any other real property onto any real property currently owned, operated, leased or used by Seller.

          (m)          To the Knowledge of Seller, no Hazardous Substance has migrated from any real property formerly owned, operated, leased or used by Seller to any other real property, nor has any Hazardous Substance migrated from any other real property onto any real property formerly owned, operated, leased or used by Seller in each instance that could give rise to liability of Seller or the Business under Environmental Laws..

          (n)          To the Actual Knowledge of Seller, there is no condition in existence on, at, beneath or near any real property currently or formerly owned, leased or used by Seller which currently would give rise to any Action against, Liability of, or loss by, Purchaser pursuant to Environmental Laws.

3.21    Compensation Information. Schedule 3.21 attached hereto contains a true and complete list of the names and current salary rates of, bonus commitments to, and other compensatory arrangements with, Seller’s employees (and independent contractors that perform services for Seller that would customarily be performed by employees).

3.22    Employee Benefit Plans.

          (a)          Schedules 3.22(b) and (c) attached hereto include a list of all of the “pension” and “welfare” benefit plans (within the respective meanings of Sections 3(2) and 3(1) of ERISA), maintained by Seller or to which it makes employer contributions with respect to its employees (collectively, the “Employee Benefit Plans”), a complete and correct copy of each of which has been delivered to Purchaser.

          (b)          All of the pension and profit sharing plans maintained by Seller (herein collectively referred to as the “Pension Plans”) are listed in Schedule 3.22(b).

          (c)          All of the welfare plans maintained by Seller or to which it makes employer contributions with respect to its employees (herein collectively referred to as the “Welfare Plans”) are listed in Schedule 3.22(c).

          (d)          There are no Actions pending or, to the Knowledge of Seller, threatened, against any of the Pension Plans or, with respect to the participation of Seller therein, against any of the Welfare Plans, or against Seller with respect to any thereof.

          (e)          Each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws. With respect to each Pension Plan that is intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code, Seller has obtained a favorable determination letter from the Internal Revenue Service.

          (f)          Seller has no policy, practice or plan which obligates it to provide welfare benefits to retirees, other than to the extent required by COBRA.

3.23    Insurance. Schedule 3.23 attached hereto sets forth a true and complete list of all policies of liability and other forms of insurance held by Seller. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently, are with reputable insurers believed by Seller to be financially sound and are consistent with the practices of similar concerns engaged in substantially similar operations as those currently conducted by Seller. To Seller’s Actual Knowledge, there exists no state of facts, and no event has occurred, which might reasonably (a) form the basis for any Action against Seller, not fully covered by insurance for Liability, on account of any expenses or implied warranty or tortious omission or commission, or (b) result in any material increase in insurance premiums.

3.24    No Breach. The execution and delivery of this Agreement and the Transaction Documents by Seller and each Shareholder, the compliance by Seller and each Shareholder with any of the provisions hereof and/or thereof, and/or the consummation of the transactions contemplated hereby, will not:

          (a)          violate or conflict with any provision of the Articles of Incorporation or By-laws of Seller or any resolution adopted by the Board of Directors or Shareholders of Seller;

          (b)          except as set forth on Schedule 3.24 attached hereto, violate or, alone or with notice or the passage of time, result in the breach or termination of, or otherwise give any contracting party the right to terminate, cancel, modify or declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or the terms of any Contract to which Seller or Shareholders is a party or by which it or he or any of the Assets may be bound, other than as will not have, individually or in the aggregate, a Seller Material Adverse Effect;

          (c)          result in the creation of any Lien upon any of the Assets;

          (d)          violate any Decree against, or binding upon, Seller, Shareholders or the Assets;

          (e)          violate any Legal Requirement of any jurisdiction relating to Seller, Shareholders, the Assets or the Business; or

          (f)          result in any Shareholder having the right to exercise any dissenter’s rights.

3.25    Brokers. Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

3.26    Employment Relations.(a) Except as will not have a Seller Material Adverse Effect, Seller is in compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller has not engaged in any action or failed to take any action, which action or failure to take action, in any of the foregoing cases, will have a Seller Material Adverse Effect on the Assets or the Business.

          (b)          There is not pending, or, to Seller’s Knowledge, threatened, or contemplated, any unfair labor practice charge or complaint against Seller by or before the National Labor Relations Board or any comparable state agency or authority.

          (c)          There is no labor strike, dispute, slowdown or stoppage pending or, to Seller’s Knowledge, threatened or contemplated.

          (d)          No union represents any of Seller’s employees and Seller is not aware of any union organization effort respecting the employees of Seller.

          (e)          No Action is now pending, and, to Seller’s Knowledge, no Person or Body is contemplating any Action, has made any Action or has threatened any Action against Seller arising out of any Legal Requirement relating to employment, employment practices, terms or conditions of employment, wages and hours, discrimination against employees, harassment based on any protected characteristic of an employee or employment practices.

          (f)           No collective bargaining agreement is currently in effect or being negotiated by Seller.

          (g)          Except as set forth in Schedule 3.26(g), no material Actions respecting actual or claimed employees or employment have been brought against Seller during the last three (3) years.

3.27    Prior Names and Addresses. Since January 1, 2005, Seller has used no business name and has had no business address other than its current name and the business address set forth herein.

3.28    Transactions with Directors, Officers and Affiliates; Interest in Assets. (a) Except as set forth on Schedule 3.28(a) attached hereto, since January 1, 2010, there have been no transactions (except with respect to employment matters) between Seller and any director, officer, employee, stockholder or other Affiliate of Seller.

          (b)          Except as set forth on Schedule 3.28(b) attached hereto, or with respect to any Inventory subject to an outstanding purchase order, no Person other than Seller owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

3.29    Solvency. On the date hereof and at all times during the six (6) months immediately preceding the date hereof, Seller is and has been paying all of its debts, liabilities and obligations accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect. Immediately after the Closing, Seller (a) will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation), and (b) will be able to pay its current and anticipated debts as such debts mature. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

3.30    Investment Intent; Qualification as Purchaser.

          (a)          The Aceto Shares to be acquired pursuant to the terms hereof are being acquired for Seller’s own account(s), for investment and not for distribution or resale to others (other than Shareholders). Seller will not sell, assign, transfer, encumber or otherwise dispose of any of such Shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) Aceto has received a written opinion of counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer, encumbrance or disposition does not require registration under the Securities Act.

          (b)          Seller understands that, except as otherwise provided in this Agreement, the Shares are not being registered under the Securities Act and must be held indefinitely unless they are subsequently registered thereunder or an exemption from such registration is available.

          (c)          Seller and its purchaser representative, if any, have reviewed Aceto’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, Quarterly Report on Form 10-Q for the period ended September 30, 2010 and any Reports on Form 8-K, proxy statements and registration statements or related filings under the Securities Act or the Securities Exchange Act of 1934, as amended, made by Aceto during Aceto’s fiscal years ended 2010 and ending 2011 (“Aceto’s SEC Reports”). Seller represents and warrants further that it is an “accredited investor,” as such term is defined in Rule 501(a) promulgated by the SEC under the Securities Act, and that it, alone or with it purchaser representative, if any, has such knowledge and experience in financial and business matters that it and he is capable of evaluating the merits and risks of the acquisition of the Aceto Shares contemplated hereby. Seller will execute and deliver to Aceto such documents as Aceto may reasonably request in order to confirm the accuracy of the foregoing.

          (d)          Seller understands that the Shares are not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and that Aceto’s reliance on such exemption is predicated in part on the foregoing representations and warranties of Seller.

3.31    Restrictive Legend. Seller acknowledges that the Aceto Shares to be issued may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the following restrictive legends will be placed on any instrument, certificate or other document evidencing the Aceto Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR STATE SECURITIES LAWS.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE AT THE COMPANY’S OFFICES.”

3.32    Certain Risk Factors. Seller and each Shareholder acknowledges that there are significant risks relating to the acquisition of the Aceto Shares including, the risks set forth in Aceto’s SEC Reports.

3.33    Assumed Lease.

          (a)          Seller has furnished a true, correct and complete copy of the Assumed Lease to Purchaser or its Representatives. Seller has not exercised any option to extend or shorten the term of the Assumed Lease, or to expand the property demised under Assumed Lease (the “Leased Real Property”) thereunder, except as set forth on Schedule 3.33.

          (b)          To the Knowledge of Seller, the Assumed Lease is in full force and effect and has not been modified or amended except pursuant to an amendment referred to on Schedule 3.33. Neither Seller nor the lessor or anyone acting on behalf of the lessor under the Assumed Lease has given the other party thereto written notice of any breach or default thereunder. To the Knowledge of Seller, neither Seller nor the lessor under the Assumed Lease is in default under the Assumed Lease.

          (c)          Except as set forth on Schedule 3.33, the Leased Real Property is not subject to any sublease, license or other agreement by Seller granting to any Person any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof. Seller has not received any written notice from the lessor of the Leased Real Property or any utility company or municipality of (i) the discontinuation of sewer, water, electric, gas, telephone, data or other utilities or services for the Leased Real Property (to the extent presently available and necessary for the use and operation of the Leased Real Property for its current use), (ii) any violation of any applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations and Legal Requirements (including the Americans with Disabilities Act), to the extent applicable to the Leased Real Property, except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof as now used, operated or maintained or access thereto, and that do not and will not affect the value thereof, and that do not and will not give rise to any penalty, fine or other Liability; or (iii) any material violation of the certificate of occupancy for the Leased Real Property. The Leased Real Property is occupied and used by Seller in compliance with the Assumed Lease and the insurance policies held by Seller with respect to the Leased Real Property, in each case in all material respects.

          (d)          Except as set forth on Schedule 3.33, there are no guaranties (from Seller, Shareholders or from other Persons) in favor of the lessor of the Leased Real Property.

          (e)          Seller has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interest in the Leased Real Property.

          (f)          Seller has not received any written notice of: (i) condemnation of any part of the Leased Real Property by any Body or other governmental entity; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation or threatened litigation against Seller for breach of any restrictive covenant affecting any part of the Leased Real Property.

3.34    Products Liability. (a) (i) There is no Action against Seller before any Body against or involving any products manufactured, produced, distributed or sold by or on behalf of Seller (including any ingredients, parts or components) (collectively, “Products”) or, to the Knowledge of Seller, class of Actions or lawsuits involving the same or similar Product which is pending or, to the Knowledge of Seller, threatened, resulting from an alleged defect in efficacy, design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, “Product Liability Lawsuits”); (ii) to the Knowledge of Seller, there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, nor is there under consideration or investigation by Seller, any Product rework or retrofit (collectively, “Retrofits”) conducted by or on behalf of Seller.

          (b)          For purposes of this Section 3.34, the term “Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any Product that is likely to result in a Action or Loss.

3.35    Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

          (a)          Seller and its Representatives have not, to obtain or retain business, directly or indirectly-offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment of any amount payable, to:

                                       (i)          any Person who is an official, officer, agent, employee or representative of any Body or of any existing or prospective customer (whether government owned or nongovernment owned);

                                       (ii)         any political party or official thereof;

                                     (iii)        any candidate for political or political party office; or

                                     (iv)        any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

          (b)          Each transaction is properly and accurately recorded on the Books and Records of Seller, and each document upon which entries in Seller’s Books and Records are based is complete and accurate in all material respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

3.36     Books and Records. The Books and Records of Seller, all of which have been made available to Purchaser, are true, complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practice.

3.37     Mirror Pharmaceuticals LLC Agreement. Seller has provided to purchaser a true, complete and correct copy of the Limited Liability Company Agreement of Mirror Pharmaceuticals LLC, dated as of September 3, 2010 (the “Mirror LLC Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACETO

          Purchaser and Aceto make the following representations and warranties to Seller and Shareholders:

4.1    Valid Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Aceto is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

4.2    Consents. Schedule 4.2 attached hereto sets forth a true and complete list of all consents and notification requirements of all Bodies and of other Persons required to be received or given by or on the part of Purchaser or Aceto, as applicable, to enable it to enter into and carry out this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

4.3    Authority; Binding Nature of Agreement. Each of Purchaser and Aceto has the power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Purchaser and Aceto and no other proceedings on the part of Purchaser or Aceto are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents constitute the valid and binding obligations of Purchaser and (to the extent applicable) Aceto and are enforceable in accordance with their respective terms.

4.4    No Breach. The execution and delivery by Purchaser and (to the extent applicable) Aceto of this Agreement and the Transaction Documents, the compliance by Purchaser and Aceto with any of the provisions hereof or thereof, and the consummation of the transactions contemplated hereby or thereby will not:

          (a)          violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser or Aceto or any resolution adopted by the Board of Directors of Purchaser or Aceto;

          (b)          violate any Decree against, or binding upon, Purchaser or Aceto; or

          (c)          violate any Legal Requirement of any jurisdiction relating to Purchaser or Aceto.

4.5    Brokers. Neither Purchaser nor Aceto has engaged, consented to, or authorized any broker, finder, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

4.6    Financial Ability. Subject to satisfaction of the Financing Condition, at the Closing, Purchaser will have all funds necessary to pay the Purchase Price and to consummate the transactions contemplated by the Agreement and the Transaction Documents.

4.7    Aceto Shares. When issued to Seller or Shareholders pursuant to the terms hereof, the Aceto Shares shall have been duly authorized and validly issued, shall be fully paid and non-assessable, and shall not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, in each case under any provision of any Legal Requirement, the certificate of incorporation or by-laws of Aceto or Purchaser or any Contract to which the Aceto or Purchaser is a party or otherwise bound.

4.8    SEC Reports. Aceto’s SEC Reports, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

4.9    Seller Breach. Purchaser has no present intention to commence an Action against Seller or Shareholders for breach of any representation or warranty set forth in this Agreement, and has no Actual Knowledge of any such breach; provided, however, that, nothing herein shall restrict or prevent Purchaser from commencing any Action in the future and any breach shall not be deemed waived or otherwise affected by any investigation by Purchaser or by Knowledge, other than Actual Knowledge as of the date hereof, of Purchaser that any representation or warranty was breached at any time.

ARTICLE V

PRE-CLOSING COVENANTS

5.1    Covenants of Seller. Each of Seller and Shareholders hereby covenant that from and after the date hereof and until the Closing or earlier termination of this Agreement:

          (a)           Access; Due Diligence Investigation. Seller shall (and Shareholders shall cause Seller to) afford to Purchaser and its directors, officers, employees, accountants, attorneys, bankers, business advisers, consultants, agents and representatives (collectively, “Representatives”) reasonable access, during regular business hours and upon reasonable notice, to all of its books, records, personnel and properties so that Purchaser, at its own expense, may have full opportunity to conduct a reasonable and customary review, examination and investigation of Seller, the Assets and the Business. Seller will cause its employees, accountants, attorneys and other agents and representatives to reasonably cooperate with said review, examination and investigation.

          (b)           Conduct of Business. Seller shall (and Shareholders shall cause Seller to) conduct the Business only in the ordinary and usual course consistent with past practices and shall make no change in any of its business practices or policies with respect thereto without the prior written consent of Purchaser. Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement, Seller will not and Shareholders will not cause or permit Seller to, without the prior written consent of Purchaser:

                         (i)          sell, lease, dispose of or acquire any assets, rights or properties outside the ordinary and usual course of business consistent with past practice or any assets, rights or properties which in the aggregate are material;

                         (ii)          mortgage, pledge or subject to any Lien, other than a Permitted Lien, any of the Assets or permit any of the Assets to be subjected to any Lien, other than a Permitted Lien;

                         (iii)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquires any assets, rights or properties;

                         (iv)         make any wage or salary increase with respect to its employees or independent contractors, other than in the ordinary and usual course of business consistent with past practice;

                         (v)          (A) enter into or amend any Contract, or otherwise take any action, or make any commitment, not in the ordinary and usual course of business consistent with past practice or (B) terminate any Contract in excess of One Hundred Thousand ($100,000) Dollars other than any such Contract that has expired in accordance with its terms; or

                         (vi)        enter into or amend any Contract with respect to any of the foregoing.

          (c)           Insurance. Seller shall (and Shareholders shall cause Seller to) maintain in force the insurance policies listed on Schedule 3.23 except to the extent that they are replaced with substantially equivalent policies.

          (d)           Liabilities. Seller shall not (and Shareholders shall not cause or permit Seller to) incur any material Liability, except for those incurred in the ordinary and usual course of business consistent with past practice, without the prior written consent of Purchaser.

          (e)           Preservation of Business. Seller will (and Shareholders shall cause Seller to) use its commercially reasonable efforts to preserve its business organization intact, keep available the services of its present employees and independent contractors and preserve its goodwill.

          (f)           Offers of Employment. Seller will (and Shareholders shall cause Seller to) use its commercially reasonable efforts to assist Purchaser in assuring that, as of the Closing Date, all employees and independent contractors of Seller shall continue their employment with, and services to, Purchaser; provided, however, that nothing herein shall require Purchaser to employ or retain any such employees or independent contractors at the Closing or for any period after the Closing Date.

          (g)           Consents.

                         (i)          Promptly following the execution of this Agreement, Seller will (and Shareholders shall cause Seller to) use his or its commercially reasonable efforts to obtain consents of any and all Persons (including governmental authorities) necessary for the consummation of the transactions contemplated by this Agreement.

                         (ii)          Seller agrees (and Shareholders will cause Seller) to file or cause to be filed its completed notification forms within ten (10) days after the date hereof in order to comply with the requirements of the HSR Act and to use its best efforts to promptly comply with all requests, if any, of the Federal Trade Commission and the Director of Operations of the Antitrust Division of the Department of Justice for additional information and documentation in accordance with requirements and requests applicable thereto.

                         (iii)         Seller shall obtain the ISRA Approval prior to Closing. With respect to the Leased Real Property and the transaction contemplated hereunder, Seller shall submit or cause to be submitted to NJDEP (i) within five business days after the execution of this Agreement, either a General Information Notice (as such term is defined under ISRA), which shall be simultaneously submitted to the clerk of the municipality in which the industrial establishment is located pursuant to N.J.S.A. 13:1K-9, or a De Minimus Quantity Exemption Application (as such term is defined under ISRA), and (ii) prior to the Closing Date, and in the event the De Minimus Quantity Exemption (as such term is defined under ISRA) or other ISRA Approval is not granted by NJDEP, (A) a Remediation Certification (as such term is defined under ISRA, N.J.S.A. 7:26B-4.3) (“Remediation Certification”) regarding the consummation of the transaction contemplated by this Agreement, and (B) as part of that Remediation Certification, evidence of the establishment by Seller of a remediation funding source (as such term is defined under ISRA) in an amount of the estimated cost of the remediation as certified by an LSRP, which remediation funding source shall be in conformance in form and substance with the requirements of N.J.A.C. 7:26C-5. Seller shall execute the Remediation Certifications to identify Seller as the party agreeing to conduct remediation for the Leased Real Property and the transaction contemplated by this Agreement. Additionally, if required, Seller shall continue to comply with ISRA following Closing in order to obtain a Response Action Outcome issued by an LSRP stating that the Leased Real Property has been remediated in accordance with the Technical Regulations for Site Remediation, N.J.A.C. 7:26E.

          (h)          No Negotiations. For so long as this Agreement shall remain in effect, neither Seller nor Shareholder shall, directly or indirectly, (i) solicit or initiate discussions, engage in negotiations, or continue any discussions or negotiations that heretofore have taken place, with any Person (“Potential Offeror”) (whether such negotiations are initiated by it or him or otherwise), other than Purchaser, with respect to the possible acquisition or refinancing of Seller or any portion thereof, whether by way of merger, acquisition of assets, acquisition of stock or other equity interest or otherwise (a “Potential Transaction”), (ii) provide any information with respect to Seller, the Business or the Assets to any Person, other than Purchaser, in connection with a Potential Transaction, or (iii) enter into any Contract with any Person, other than Purchaser, concerning or relating to a Potential Transaction. If, subsequent to the date hereof, Seller or any of its officers, directors, employees, representatives or agents, including Shareholder, receives any unsolicited offer or proposal to enter into negotiations relating to a Potential Transaction, Seller shall immediately notify Purchaser of such fact and shall return any such written offer to such Potential Offeror.

          (i)          Mirror LLC Amendment. Seller shall use its best efforts to cause the Mirror LLC Agreement to be amended prior to the Closing Date, such amendment to be substantially in the form attached hereto as Exhibit 5.1 (the “Mirror LLC Amendment”). Notwithstanding the foregoing, none of the parties hereto shall be required to pay any amount in order to secure the Mirror LLC Amendment.

          (j)          Insurance. Seller shall (and Shareholders shall cause Seller to) secure a product liability insurance policy with a benefit of not less than Ten Million ($10,000,000) Dollars with financially sound and reputable companies, which product liability insurance policy shall provide that it will be in effect for no less than seven (7) years from the Effective Date and shall protect Purchaser from Product Liability Lawsuits (and shall, if customary under applicable insurance practices, name Purchaser as insured or additional insured and loss payee) that may arise before or after the Effective Date (whether procured as herein above stated or as set forth below in this Section 5.1(j), the “Product Liability Insurance Policy”). The terms and conditions of the Product Liability Insurance Policy shall be mutually acceptable to the parties hereto. The premium with respect to such policy shall be split equally by Seller and Purchaser. Upon failure of Seller to procure, maintain and pay its portion of the premiums therefor, Purchaser may, at its option, do so, and Seller agrees to (and Shareholders shall cause Seller to) pay the cost thereof to Purchaser promptly upon the receipt of a written request therefor from Purchaser. Upon failure of Purchaser to procure, maintain and pay its portion of the premiums therefor, Seller may, at its option, do so, and Purchaser agrees to pay the cost thereof to Seller promptly upon the receipt of a written request therefor from Seller. Seller shall (and Shareholders shall cause Seller to) cause to be included in all such insurance policies a provision to the effect that the same will be noncancellable, not permitted to lapse and not subject to change except upon thirty (30) days’ prior written notice to Purchaser. Notwithstanding the foregoing, Purchaser shall have the right, but not the obligation, to procure such insurance, in which event the cost of such insurance shall be shared as aforesaid.

          (k)           Satisfaction of Conditions Precedent. During the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Article XII, Seller and each Shareholder shall act in good faith to satisfy, or cause to be satisfied, all the conditions precedent to such party’s obligation to consummate the transactions contemplated hereby and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition

5.2    Covenants of Purchaser. Purchaser hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

          (a)           Consents.

                         (i)          Promptly following the execution of this Agreement, Purchaser will use its commercially reasonable efforts to obtain consents of any and all Persons (including governmental authorities) necessary for the consummation of the transactions contemplated by this Agreement.

                         (ii)          Purchaser agrees to file or cause to be filed its completed notification forms within ten (10) days after the date hereof in order to comply with the requirements of the HSR Act and to use its best efforts to promptly comply with all requests, if any, of the Federal Trade Commission and the Director of Operations of the Antitrust Division of the Department of Justice for additional information and documentation in accordance with requirements and requests applicable thereto.

          (b)          Satisfaction of Conditions Precedent. During the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Article XII, Purchaser shall act in good faith to satisfy, or cause to be satisfied, all the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE VI

CONDITIONS PRECEDENT TO THE
OBLIGATION OF PURCHASER TO CLOSE

          The obligation of Purchaser and Aceto to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a Legal Requirement):

6.1    Representations and Warranties. All representations and warranties of Seller and Shareholders contained in this Agreement and in any schedule or other document delivered pursuant hereto which are qualified by materiality or Seller Material Adverse Effect shall be true at and as of the Closing Date, as though made on such date and as of such date, except for such representations and warranties that address matters as of a specific date, which shall be true at and as of such date. All other representations and warranties of Seller and Shareholders contained in this Agreement or in any schedule or other document delivered pursuant hereto shall be true in all material respects at and as of the Closing Date, as though made on and as of such date except for those representations and warranties that address matters as of a specific date, which shall be true in all material respects as of such date.

6.2    Covenants. Seller and Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.3    Certificates. Purchaser shall have received a certificate, dated the Closing Date, signed by each Shareholder and by an officer of Seller, as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

6.4    Assignment and Bill of Sale; Assignment of Intellectual Property and Intangible Assets. Seller shall have executed and tendered to Purchaser an assignment and bill of sale, in form and substance mutually satisfactory to the parties (the “Bill of Sale”), and an assignment of Intellectual Property rights and Intangible Assets, in form and substance mutually satisfactory to the parties (the “Intellectual Property and Intangible Asset Assignment”), pursuant to which Seller shall convey to Purchaser all of its right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens.

6.5    Assignment and Assumption Agreement. Seller shall have executed and tendered to Purchaser an assignment and assumption agreement, in form mutually satisfactory to the parties, with regard to the Purchased Contracts, other than the Assumed Lease (the “Assignment and Assumption Agreement”) and, with respect to the assignment of the Assumed Lease, Seller will execute and deliver to Purchaser an Assignment and Assumption of Lease Agreement and will use best efforts to obtain from the landlord a consent and a Landlord Estoppel Certificate in, or substantially in, the form attached hereto as Exhibit 6.5 (collectively, the “Real Estate Assignment Documents”).

6.6    Assumed Payables. Purchaser shall have received a certificate, dated the Closing Date, signed by an officer of Seller (the “Accounts Payable Certificate”), that sets forth, in reasonable detail, the accounts payable and accrued expenses (other than accrued Tax Liabilities) of Seller as of the Closing Date (the “Assumed Payables”), which certificate is certified by an officer of Seller to be true and complete.

6.7    Certifications. Seller shall have executed and tendered to Purchaser assignments of the Certifications, in form mutually satisfactory to the parties (the “Certification Assignments”).

6.8    Restrictive Covenant Agreements. Seller and each Shareholder shall have executed and tendered to Purchaser a restrictive covenant agreement substantially in the form attached hereto as Exhibit 6.8 (the “Restrictive Covenant Agreements”).

6.9    Gold Employment Agreement. Gold shall have executed and tendered to Purchaser an employment agreement in, or substantially in, the form attached hereto as Exhibit 6.9 (the “Gold Employment Agreement”).

6.10  Rosen Employment Agreement. Rosen shall have executed and tendered to Purchaser an employment agreement in, or substantially in, the form attached hereto as Exhibit 6.10 (the “Rosen Employment Agreement”).

6.11  No Seller Material Adverse Change. No Seller Material Adverse Change shall have occurred since the date hereof.

6.12  Businessman’s Audit. A “Businessman’s Audit” of Seller shall have been performed by Purchaser, the results of which shall be satisfactory to Purchaser, in its sole discretion, and shall be final, conclusive and binding.

6.13 Inventory. The Inventory Count shall have taken place in accordance with Section 2.3.2.1 hereof and Seller shall have executed and tendered to Purchaser the Inventory Acknowledgment.

6.14  Change of Name. Seller shall have submitted to the Secretary of State of New Jersey an amendment to its Articles of Incorporation to change its corporate name to a name that does not include “Rising Pharmaceuticals” or any derivative thereof (the “Change of Name”).

6.15  Opinion. Purchaser shall have received written opinions of counsel to Seller, dated the Closing Date, substantially in the forms attached hereto as Exhibit 6.15.

6.16  Lock-up Letter. Purchaser shall have received from Seller that certain letter, dated the Closing Date, from Seller to Purchaser in, or substantially in, the form attached hereto as Exhibit 6.16 (the “Lock-up Letter”).

6.17  HSR Waiting Period. Any applicable waiting period under the HSR Act shall have terminated or expired (giving effect to all extensions thereto) and no court of competent jurisdiction shall have issued an order of injunction, upon petition of the Federal Trade Commission or the United States Department of Justice (the “Justice Department”), restraining the consummation of the Closing.

6.18  No Actions. No Action shall have been instituted, and be continuing before a court or before or by a governmental or other regulatory body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby, or which might affect the right of Purchaser to own the Assets or to operate or control the Assets and the Business after the Closing Date, or which might have an adverse effect thereon.

6.19  Consents, Licenses and Permits. Shareholders, Seller and Purchaser shall (i) have obtained all consents, licenses and permits listed on Schedule 6.19(a) attached hereto and (ii) have used best efforts to obtain all consents, licenses and permits listed on Schedule 6.19(b) (the “Required Consents”).

6.20  Financing. Purchaser shall have obtained financing, on terms satisfactory to Purchaser in its sole discretion, the exercise of which shall be final, conclusive and binding, in an amount sufficient to pay the Purchase Price (the “Financing Condition”).

6.21  Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Seller shall have full power and right to consummate the transactions contemplated by this Agreement.

6.22  Preliminary Assessment. Seller shall have provided to Purchaser a Preliminary Assessment (as such term is defined under ISRA) in form and content reasonably acceptable to Purchaser.

6.23  Escrow Agreement. Seller, Shareholders and the Escrow Agent shall have executed and delivered to Purchaser an Escrow Agreement in customary form (the “Escrow Agreement”).

6.24  Subordination Agreement. Seller and Shareholders shall have executed and tendered to Purchaser a subordination or similar agreement, with respect to any and all amounts paid and/or required to be paid pursuant to this Agreement, and such other instruments, documents and agreements in such form as Purchaser’s lender may reasonably request (collectively, the “Subordination Agreement”).

6.25  Option. Seller and Shareholders shall have executed and tendered to Purchaser an option agreement substantially in the form attached hereto as Exhibit 6.25 (the “Option”).

6.26  Option Letter. RiconPharma LLC shall have executed and tendered to Purchaser the Option Letter.

6.27  Insurance. As of the Closing Date, the Product Liability Insurance Policy shall be in effect.

6.28  Additional Documents. Seller shall have delivered all such certified resolutions, certificates and documents, including any reasonable documentation necessary for Aceto to rely on a “4(2) Exemption” under applicable federal securities law, with respect to the Assets as Purchaser or its counsel may reasonably requested.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION OF
SELLER AND SHAREHOLDERS TO CLOSE

          The obligation of Seller and Shareholders to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller (except when the fulfillment of such condition is a Legal Requirement):

7.1    Representations and Warranties. All representations and warranties of Purchaser and Aceto contained in this Agreement and in any schedule or other document delivered pursuant hereto which are qualified by materiality shall be true at and as of the Closing Date, as though made on such date and as of such date, except for such representations and warranties that address matters as of a specific date, which shall be true at and as of such date. All other representations and warranties of Purchaser and Aceto contained in this Agreement or in any schedule or other document delivered pursuant hereto shall be true in all material respects at and as of the Closing Date, as though made on and as of such date except for those representations and warranties that address matters as of a specific date, which shall be true in all material respects as of such date.

7.2    Covenants. Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3    Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser as to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof.

7.4    Cash Payment. Purchaser shall have tendered to Seller the Cash Payment as provided for in Section 2.3.4 hereof.

7.5    Aceto Certificate. Purchaser shall have tendered the Aceto Certificate to Seller.

7.6    Assumed Payables. Purchaser shall have executed and tendered to Seller an instrument of assumption of liabilities with respect to the Assumed Payables in form mutually satisfactory to the parties (the “Instrument of Assumption”).

7.7    Assignment and Assumption Agreements. Purchaser shall have executed and tendered to Seller the Assignment and Assumption Agreement and the Real Estate Assignment Documents to which it is party.

7.8    Gold Employment Agreement. Purchaser shall have executed and tendered to Gold the Gold Employment Agreement.

7.9    Rosen Employment Agreement. Purchaser shall have executed and tendered to Rosen the Rosen Employment Agreement

7.10  Inventory. The Inventory Count shall have taken place in accordance with Section 2.3.2.1 hereof and Purchaser shall have executed and tendered to Seller the Inventory Acknowledgment.

7.11  Opinion. Seller shall have received a written opinion of counsel to Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.11.

7.12  HSR Waiting Period. Any applicable waiting period under the HSR Act shall have terminated or expired (giving effect to all extensions thereto) and no court of competent jurisdiction shall have issued an order of injunction, upon petition of the Federal Trade Commission or the Justice Department, restraining the consummation of the Closing.

7.13  No Actions. No Action shall have been instituted, and be continuing, before a court or by a governmental or other regulatory body or agency, or have been threatened, and be unresolved, to restrain or prevent, or obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby.

7.14  Consents, Licenses and Permits. Seller and Purchaser shall have obtained all Required Consents.

7.15  Escrow Agreement. Purchaser shall have executed and tendered the Escrow Agreement.

7.16  Subordination Agreement. Purchaser shall have executed and tendered to Seller the Subordination Agreement, to the extent applicable.

7.17  Insurance. As of the Closing Date, the Product Liability Insurance Policy shall be in effect.

7.18  Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Purchaser shall have full power and right to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

CLOSING

8.1    Location. The closing provided for herein (the “Closing”) shall take place at the offices of Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554 as soon as practicable following the satisfaction of the conditions set forth in Articles VI and VII hereof, or at such place and on such date as may be mutually agreed to by the parties in writing. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective at 12:01 a.m. EST on the Closing Date (the “Effective Time”).

ARTICLE IX

CLOSING DELIVERIES

9.1    Items to be Delivered by Seller and/or Shareholders. At the Closing, Seller and/or Shareholders will deliver or cause to be delivered to Purchaser the following:

          (a)          the certificates required by Section 6.3;

          (b)          the Bill of Sale;

         (c)          the Intellectual Property and Intangible Asset Assignment;

          (d)          the Assignment and Assumption Agreement and Real Estate Assignment Documents;

          (e)          the Accounts Payable Certificate;

          (f)          the Certification Assignments;

          (g)          the Restrictive Covenant Agreements;

          (h)          the Gold Employment Agreement;

          (i)           the Rosen Employment Agreement;

          (j)           the Inventory Acknowledgment;

          (k)          evidence that the Change of Name has been submitted to the Secretary of State of California for filing;

          (l)           the ISRA Approval;

          (m)         the opinion of counsel required by Section 6.15;

          (n)          the Lock-up Letter required by Section 6.16;

          (o)          the Escrow Agreement;

          (p)          the Subordination Agreement;

          (q)          the Option; and

          (r)          certified copies of all actions necessary to authorize the execution of this Agreement by Seller and the consummation of the transactions contemplated hereby.

9.2    Items to be Delivered by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller, the following:

          (a)          the certificate required by Section 7.3;

          (b)          Cash Payment;

          (c)          the Aceto Certificate;

          (d)          the Instrument of Assumption;

          (e)          the Assignment and Assumption Agreement;

          (f)          the Inventory Acknowledgment;

          (g)          the opinion of counsel required by Section 7.11;

          (h)          the Subordination Agreement; and

          (j)          certified copies of all actions necessary to authorize the execution of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.

9.3    New Jersey Bulk Sale Notification. As a condition to the Closing, Purchaser and Seller agree to the following: (i) Purchaser shall prepare a New Jersey Form 9600 – Notification of Sale, Transfer, or Assignment in Bulk, and attach an executed copy of this Agreement to such Form 9600, (ii) Seller shall prepare New Jersey Form TTD - Asset Transfer Tax Declaration, (iii) Purchaser and Seller agree to jointly file such Forms with the New Jersey Department of Treasury, Division of Taxation (the “Department”) within two days of the date hereof, and the parties agree to cooperate in good faith to ensure that such Forms are so filed and (iii) the Closing shall not occur until Purchaser has received a notification from the Department regarding the amount, if any, of the Purchase Price that is required to be escrowed at Closing by Purchaser (the “Tax Escrow”). If the Department notifies Purchaser that an amount, including Seller’s estimated New Jersey tax liability on the transactions contemplated by this Agreement, is required to be included in the Tax Escrow, such amount shall be withheld from the Cash Payment by Purchaser and be considered a Retained Liability until Seller’s liability for such amount is finally determined. After Closing, any portion of the Tax Escrow that is finally determined to be properly due and owned by Seller to the Department shall be paid by Purchaser to the Department from the Tax Escrow, and all other remaining funds in the Tax Escrow shall be promptly disbursed by Purchaser to Seller.

ARTICLE X

POST-CLOSING MATTERS

10.1   True-Up Adjustments.

          10.1.1   True-Up Statement. A statement (the “True-Up Statement”) shall be prepared by Purchaser, based upon the books and records of Purchaser, setting forth the positive and negative differences between (i) the actual amount of following items (provided, however, that, in this instance, such amount shall not be determined in accordance with GAAP but shall be determined in a manner that reflects the actual experience of Purchaser with respect to each such line item): Accounts (net of allowances for doubtful accounts and allowances other than for doubtful accounts), reserve for price concessions, reserve for recalls, accounts payable to development partners (i.e., accrued vendor partnerships) and (ii) such amounts as set forth in the Closing Statement (as such statement was finally determined pursuant to Section 2.3.3). The aggregate amount, if any, of such differences shall be referred to as the “True-Up Amount.” The True-Up Statement shall set forth, in reasonable detail, the calculation of any such differences. The True-Up Statement shall not be prepared in accordance with GAAP but shall be prepared in a manner that reflects the actual experience of Purchaser with respect to each line item reflected in the Closing Statement. Purchaser shall deliver to Seller the True-Up Statement not later than thirty (30) days following the end of the eighteen (18) month period immediately succeeding the Closing. Any dispute between Purchaser and Seller with regard to the True-Up Statement shall be resolved pursuant to the provisions of Section 10.1.3.

          10.1.2  True-Up Adjustment. When the True-Up Amount is finally determined (including pursuant to 10.1.3, if applicable), the True-Up Amount will be paid in the following manner:

                         (a)          If the True-Up Amount is a positive number, Purchaser shall pay to Seller the amount thereof by wire transfer of immediately available funds no later than ten (10) days after the True-Up Amount is finally determined pursuant to Section 10.1.3.

                         (b)          If the True-Up Amount is a negative number, Seller shall (and Shareholders shall cause Seller to) pay to Purchaser the amount thereof by wire transfer of immediately available funds no later than ten (10) days after the True-Up Amount is finally determined pursuant to Section 10.1.3.

          10.1.3   Disputes. (a) In the event that Seller disputes the True-Up Statement in any respect, Seller shall so notify Purchaser within thirty (30) days of its receipt of the True-Up Statement (which notice shall specify in reasonable detail the disputed items). If the parties are unable to resolve such dispute within fifteen (15) days thereafter, the items that remain in dispute (the “True-Up Disputed Items”) shall be submitted for determination to an Independent Accountant. In the event that the parties do not agree upon an Independent Accountant within fifteen (15) days of the date on which an Independent Accountant is initially proposed by one party to the other, the parties shall submit the matter to the American Arbitration Association for a determination of the Independent Accountant (which Independent Accountant shall not, within the past twelve (12) months, have provided services to any party hereto). In connection with its review, the Independent Accountant shall (i) have the right to undertake such procedures as it may deem appropriate and examine all work papers utilized in connection with the preparation of the True-Up Statement and (ii) only make a determination as to the True-Up Disputed Items. The decision of the Independent Accountant as to the True-Up Disputed Items shall be final and binding upon the parties, without any right of further appeal (absent manifest error). The expense of the Independent Accountant shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the relative differences between (x) the final position of the parties prior to submission of the matter to the Independent Accountant and (y) the determination of the Independent Accountant.

          10.1.4.   Tax Impact Amount True-Up. The parties shall mutually agree upon the actual incremental amount (the “Actual Tax Impact Amount”) of any excess tax due as a result of the transaction contemplated hereby being structured as an asset sale rather than a sale of equity. If the Actual Tax Impact Amount exceeds the Estimated Tax Impact Amount, Purchaser shall pay to Seller the amount of such difference by wire transfer of immediately available funds no later than ten (10) days after such amount is finally determined. If the Estimated Tax Impact Amount exceeds the Actual Tax Impact Amount, Seller shall (and Shareholders shall cause Seller to) pay to Purchaser the amount of such difference by wire transfer of immediately available funds no later than ten (10) days after such amount is finally determined. Any dispute regarding the determination of the Actual Tax Impact Amount shall be resolved in a manner consistent with that provided for in Section 10.1.3.

10.2  Accounts Payable. Seller agrees that any and all accounts payable as of the Closing Date that are not Assumed Payables shall be satisfied by Seller following the Closing when due.

10.3    Employees; Employee Benefits; W.A.R.N.

          (a)          Seller shall be responsible for the payment of all wages, other remuneration and termination or severance amounts due to its employees as of the Closing Date.

          (b)          No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including the Employee Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date, and is not assuming any Liability in connection with any such plan, fund, program or arrangement.

          (c)          Seller shall be responsible for all obligations and liabilities under W.A.R.N. and each similar Legal Requirement with respect to employees by reason of their severance or other termination of employment by Seller on, prior to or following the Closing Date or the failure by Purchaser to hire any such employees on or after the Closing Date.

          (d)          Effective as of the Effective Time on the Closing Date (the “Termination Date”), Seller shall cause the employment of each employee of the Business identified on Schedule 10.3 (“Transferred Employee”) to be terminated. Purchaser shall offer employment to the Transferred Employees on terms and conditions determined by Purchaser, provided that the rate of salary of each Transferred Employee, other than Gold, shall be equal to the salary of such Transferred Person as in effect immediately prior to the Effective Time. Nothing in this Agreement shall prevent Purchaser from terminating the employment of any Transferred Employee or changing the terms and conditions of employment of any Transferred Employee following such employee’s accepting employment with Purchaser as contemplated by this Section 10.3. Purchaser shall cause each employee benefit plan, including any welfare plan, of Aceto in which a Transferred Employee participates (i) to credit such Transferred Employee, for purposes of eligibility and vesting only, with their service to Seller as if it was service with Purchaser, (ii) with respect to welfare plans, to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and (iii) with respect to welfare plans, to credit such Transferred Employee for any co-payments and deductibles paid before the Closing Date in satisfying any applicable deductible or out-of-pocket requirements in respect of the plan year during which the Closing occurs. Any Transferred Employee who has accrued but unused Paid Time Off Days as of the Closing Date shall be credited by Purchaser with up to a maximum of five (5) of the accrued but unused Paid Time Off Days upon the Closing Date and such Paid Time Off shall be administered thereafter in accordance with Aceto’s policies, it being understood that Seller shall be responsible for any payments in respect of accrued but unused Paid Time Off Days in excess of five (5). The amount of Paid Time Off Days for each Transferred Employee is set forth in Schedule 10.3.

          (e)          Purchaser shall use commercially reasonable efforts to promptly ensure that each Transferred Employee who commences employment with Purchaser is eligible to participate in each employee benefit plan in which similarly situated employees of Aceto participate. With respect to each Transferred Employee who is currently covered by Seller’s medical plan, from the Closing Date until the effective date upon which such participation is available to such Transferred Employee, Purchaser shall reimburse Seller for all amounts paid by Seller in connection with the provision of medical coverage, whether through direct participation in Seller’s plan or as COBRA continuation coverage. Seller shall take such actions as are reasonably necessary to prevent Purchaser from becoming a successor under COBRA.

10.4     Reserved.

10.5     Phone and Fax Numbers. Seller shall (and Shareholders shall cause Seller to) use commercially reasonable efforts to transfer to Purchaser the phone and fax numbers identified on Schedule 10.5 attached hereto.

10.6     Customer and other Business Relationships. After the Closing, Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller shall (and Shareholders shall cause Seller to) timely pay or perform when due the Retained Liabilities. Seller will (and Shareholder shall cause Seller to) to refer to Purchaser all inquiries related to such business.

10.7     Further Assurances. On and after the Closing Date, (a) upon the request of Purchaser, each of Shareholders and Seller shall take all such further actions and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to convey and transfer to, and vest in, Purchaser, and to protect Purchaser’s right, title and interest in and to, and enjoyment of, the Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement, and (b) the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and the Transaction Documents.

10.8     Power of Attorney. Without limitation of any provision of this Agreement, effective upon the Closing Date, Seller constitutes and appoints Purchaser and its successors and assigns, and each of them, as its true and lawful attorney, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all Actions which any of them may deem proper in order to collect, assert or enforce any Action, right or title of any kind in or to the Assets transferred or intended to be transferred to Purchaser hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable, and (ii) to take all actions which they may deem proper in order to provide for them the benefits under any Actions, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Purchaser hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and are not revocable in any manner or for any reason.

10.9     ISRA Compliance. To the extent unfulfilled by the ISRA Approval, Seller and/or Shareholders shall obtain a Response Action Outcome (as such term is defined under ISRA) as soon as practicable following Closing.

10.10  Books and Records. From and after the Closing Date, Purchaser agrees to furnish to Seller and Shareholders such access, information and assistance as reasonably requested by Seller or a Shareholder in connection with (i) compliance by Seller or a Shareholder with any Legal Requirement applicable to Seller or such Shareholder, as the case may be, or (ii) any duty or activity contemplated to be performed by Seller or a Shareholder pursuant to or in connection with this Agreement, the transactions contemplated hereby, or any Transaction Document and Seller or Shareholder agrees to keep such information confidential.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1     Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years (the “Survival Period”), with the exception of those set forth in Sections 3.10, 3.20, 3.22 and 3.34 which shall survive the Closing until the expiration of the applicable statute of limitation periods and those set forth in Sections 3.1, 3.2, and 3.5 which shall survive the Closing for an indefinite period. Any Action relating to any such representation or warranty shall continue after the expiration of the Survival Period until such Action is resolved and satisfied if the party entitled to such indemnification has provided to the party required to provide such indemnification prior to such expiration date a Claim Notice.

11.2     Indemnification.

            11.2.1 General Indemnification Obligation of Seller and Shareholders. From and after the Closing, Seller and Shareholders shall jointly and severally, subject to Section 13.16, reimburse, indemnify and hold harmless Purchaser and its directors, officers, employees, stockholders, successors and assigns (an “Indemnified Purchaser Party”) against and in respect of any and all Actions, damages, losses, deficiencies, Liabilities, assessments, fines, costs and expenses, including court costs, costs and expenses of investigation and reasonable attorneys fees (collectively, “Losses”), incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                     (a)          any and all Retained Liabilities;

                    (b)         any misrepresentation or breach of warranty by Seller and/or either and/or both Shareholders under this Agreement and/or any Transaction Document;

                    (c)          any nonfulfillment of any agreement or covenant on the part of Seller and/or either or both Shareholders under this Agreement and/or any Transaction Document; and

                    (d)          any Liability under WARN, whether imposed on Seller or Purchaser with respect to the transactions contemplated hereby and/or by the Transaction Documents;

             11.2.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its directors, officers, employees, stockholders, successors and assigns (an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                     (a)          the Assumed Obligations;

                    (b)          any and all Actions against any Indemnified Seller Party that relate to the Assets or the Business which result from or arise out of any action or inaction after the Closing Date of Purchaser or any director, officer, employee, stockholder, agent or representative of Purchaser;

                    (c)         any and all Liabilities relating to or arising out of product liability or similar Actions by Persons with respect to products manufactured and sold by Purchaser after the Closing Date; and

                    (d)          any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser or Aceto under this Agreement and/or any Transaction Document.

            11.2.3 Method of Asserting Claims.

                    (a)          In the event that any Action for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall notify Seller of such Action, specifying the nature of the Action and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of the Action) (the “Claim Notice”). Each Shareholder and Seller shall (and Shareholders shall cause Seller to) thereupon, at his and/or its sole cost and expense, assume the control of the defense, settlement or compromise of the Action against the Indemnified Purchaser Party with counsel of Seller’s choosing that is reasonably satisfactory to Indemnified Purchaser Party. The failure to timely give a Claim Notice shall not relieve Seller or Shareholders of its or his obligations hereunder, except and only to the extent that such failure shall result in any material prejudice to Seller in defense of the Action.

                    (b)          Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Indemnified Purchaser Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance reasonably satisfactory to the Indemnified Purchaser Party, from all Liability in respect of the Action. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, (i) the use of counsel chosen by Seller would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Purchaser Party and Seller, and the Indemnified Purchaser Party shall have reasonably concluded that there may be legal defenses available to it which are different from or in addition to those available to Seller, then, in each case, the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such Action or demand and its costs and expenses shall be included as part of the indemnification obligation of Seller and Shareholders hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such Action without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in, but not control, the defense or settlement of such Action at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, any Action, or the litigation or resolution of any Action, involves an issue or matter which could reasonably have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party or its Affiliates or Product Liability Lawsuit, then, in each case, the Indemnified Purchaser Party and Seller shall mutually control the defense or settlement of any such Action or demand and the Indemnified Purchaser Party’s costs and expenses shall be included as part of the indemnification obligation of Seller and Shareholders hereunder; provided, however, that the neither Party shall settle any such Action without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed and provided that such settlement shall include, as an unconditional term thereof, the delivery by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, from all Liability in respect of the Action (i.e., there shall be no requirement that the Indemnified Purchaser Party pay any amount of money or give any other consideration).

                    (c)          In the event an Indemnified Purchaser Party should have a Action against Seller and/or Shareholder hereunder that does not involve a Action being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall send a Claim Notice with respect to such Action to Seller and/or Shareholders.

                    (d)         All Action for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth hereinabove by substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Purchaser Party” and variations thereof and “Purchaser” for “Seller” and variations thereof as applicable.

11.3     Limitations. Notwithstanding anything herein to the contrary, as to (i) matters which are subject to indemnification pursuant to this Section 11.2.1(b), (a) Seller and Shareholders shall not be liable unless and until the aggregate Losses to the Indemnified Purchaser Parties resulting from such otherwise indemnifiable matters; (and (ii) Retained Liabilities for trade payables which have arisen in the ordinary course of business and which do not, in each instance, exceed Twenty Five Thousand ($25,000) Dollars (“Ordinary Course Retained Liabilities”); shall exceed a cumulative aggregate of Three Hundred Fifty Thousand ($350,000) Dollars (the “Indemnification Threshold”) (with Seller and Shareholders being responsible for all Losses that exceed the Indemnification Threshold), and (b) the aggregate amount of any payments that shall be payable by Seller and Shareholder as a result of any Actions for indemnification made under Section 11.2.1(b) shall be limited to Three Million Five Hundred Thousand ($3,500,000) Dollars (the “General Maximum Limitation”); provided, however, that neither the Indemnification Threshold nor the General Maximum Limitation shall apply to (i) Actions for Losses relating to a breach of the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.4, 3.5, and 3.16(a), (ii) Actions for Losses relating to Retained Liabilities which are not Ordinary Course Retained Liabilities and/or under and/or relating to Section 11.2.1(d), or (iii) Actions for Losses relating to a breach of any representation or warranty that was actually known to be false when made or for fraud; provided, further, that the General Maximum Limitation shall not apply to Ordinary Course Retained Liabilities. In the event that there has been any breach of any representation, warranty, covenant or agreement in this Agreement which is limited or qualified as to materiality or Seller Material Adverse Effect, then, notwithstanding anything to the contrary in this Agreement, any limitation or qualification as to materiality or Seller Material Adverse Effect shall be disregarded for purposes of determining the amount of an indemnitor’s obligations (including for purposes of determining whether the amount of the indemnitor’s indemnification obligations exceed the Indemnification Threshold). For the avoidance of doubt, limitations or qualifications as to materiality or Seller Material Adverse Effect shall not be disregarded for purposes of determining whether a breach of a representation, warranty, covenant or agreement in this Agreement has occurred.

11.4     Payment; Right of Setoff. Upon the determination of the Liability under this Article XI, the appropriate party shall pay to the other, within ten (10) days after such determination, the amount of any Action for indemnification made hereunder. Further, pending final determination of any Actions in accordance with the provisions of this Article XI, Purchaser shall have the right to withhold from and offset against any amounts due to Seller pursuant to this Agreement the amount, as reasonably determined by Purchaser, of such Actions provided such amounts are delivered to the Escrow Agent to be held pursuant to the Escrow Agreement (it being acknowledged and agreed by the parties hereto that Purchaser shall have the rights contemplated by this Section 11.4 pending the execution and delivery of the Escrow Agreement by each party thereto), and provided, further, that Purchaser shall provide to Seller written notice of any such amount prior to or contemporaneously with delivery of such amount to the Escrow Agent, which written notice shall include a reasonably detailed explanation of the determination of such amount.

11.5     Guaranty. Aceto hereby absolutely and unconditionally guarantee Purchaser’s duties, obligations and responsibilities under this Agreement, including this Article XI (collectively, the “Guaranteed Obligations”), and shall be deemed to have made, and shall be jointly and severally liable for, all of the representations and warranties, covenants and other agreements of Purchaser contained herein. This Section 11.5 is an absolute, unconditional, continuing guaranty of payment and not of collection of the Guaranteed Obligations. Aceto waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Legal Requirement now or hereafter in effect, any right to require the marshalling of assets of Purchaser, any of its Affiliates or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally. No notice to or demand on the Aceto shall be required for any payment to be due from Aceto hereunder. Until the Guaranteed Obligations are indefeasibly paid in full, Aceto shall not attempt to collect any amounts from Purchaser whether by rights of subrogation or otherwise. If any Guaranteed Obligations are rescinded after receipt by Seller, the guarantee hereunder shall be automatically reinstated as if no such payments had ever been made.

11.6     Exclusive Remedy. The parties hereto acknowledge and agree that the foregoing indemnification provisions of this Article XI shall be the exclusive remedy with respect to any matter arising out of or in connection with this Agreement or any schedule or exhibit hereto or any document delivered in connection herewith other than in the case of fraud or willful misconduct.

11.7     No Consequential Damages. The obligations of Seller in respect to a claim for indemnification under this Article XI shall not include any special, exemplary or consequential damages, including, without limitation, business interruption, or any punitive damages, other than in the case of fraud and willful misconduct.

ARTICLE XII

TERMINATION AND WAIVER

12.1     Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing:

             (a)          by mutual consent of Purchaser and Seller;

             (b)          by Purchaser, if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to December 31, 2010 or shall become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Purchaser, and shall not have been waived; or

             (c)          by Seller, if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to December 31, 2010 or shall have become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Seller and/or Shareholders and shall not have been waived; and

             (d)          Automatically, and without further action by any party hereto if the Closing shall not have occurred on or before 11:59 p.m. EST on December 31, 2010.

             (e)          If this Agreement is terminated as described above, this Agreement shall be of no further force and effect, without any Liability on the part of any of the parties except for any Liability which may arise as a result of a party’s breach of any representation, warranty, covenant or agreement in this Agreement or its failure to consummate the transactions contemplated hereby notwithstanding the satisfaction of its conditions to close. Notwithstanding the foregoing, in the event of a termination of this Agreement by Purchaser pursuant to Section 12.1(b), provided that the Financing Condition is the sole condition which has not been fulfilled, the damages sustained by Seller and Shareholders will not be readily ascertainable and, accordingly, the parties agree that the Termination Fee will be paid to Seller as liquidated damages, and not as a penalty, and as the sole and exclusive remedy of Seller and Shareholders, and Seller and Shareholders shall have no further Actions against Purchaser, Aceto and/or the Affiliates of either or both under or in connection with this Agreement.

12.2     Waiver. Any condition to the performance of the parties which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party’s obligations hereunder shall release or affect any Liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1     Expenses. Except as expressly provided otherwise, each of the parties shall bear its own expenses in connection herewith.

13.2     Publicity; Confidentiality. (a) None of the parties hereto will issue or make any report, statement or release pertaining to the matters contemplated by, or otherwise disclose any of the terms or existence of, or transactions contemplated by, this Agreement to any Person without the prior written consent of Seller and Purchaser. Notwithstanding the foregoing, Seller (and Shareholders) and Purchaser (or Aceto) may disclose the terms of this Agreement (i) to such of its officers, directors, employees and agents, including its counsel and accountants, who it determines have a need to know and (ii) as required by any Legal Requirement, including requirements of the SEC and rules of NASDAQ and/or any quotation system or exchange upon which any security of Aceto is traded or quoted, as the case may be.

           (b)     The parties acknowledge and agree that the Confidentiality Agreement shall continue in all respects in full force and effect until the Closing. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that the provisions of the Confidentiality Agreement shall apply to all information and material of a confidential, proprietary or trade secret nature pertaining to Seller to which Purchaser or its Affiliates are given access.

13.3    Sales, Transfer and Documentary Taxes. Seller and Shareholders (subject to Section 13.16), on the one hand, and Purchaser, on the other, shall share equally all federal, state and local sales, documentary, stamp and other similar transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith, whether imposed by Legal Requirement on Seller or Purchaser, and each party shall indemnify, reimburse and hold harmless the other in respect of the Liability for payment of or failure to pay any such taxes. Seller, Shareholders and Purchaser shall cooperate in making in a timely manner all filings, returns, reports and forms as may be required to comply with the foregoing.

13.4    Equitable Relief. The parties acknowledge and agree that, in the event any party shall violate or threaten to violate any of the restrictions of Section 13.2, the aggrieved party will be without an adequate remedy at law and will, therefore, be entitled to enforce such restrictions by preliminary, temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages, without the necessity of posting any bond or other security, and without prejudice to any other remedies which it may have at law or in equity.

13.5     Entire Agreement. This Agreement (including the schedules attached hereto, which are a part hereof) and the Confidentiality Agreement together constitute the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, shall not be deemed waived or otherwise affected by any investigation made by any party hereto. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. Notwithstanding anything contained herein, Paragraph 9 of that certain letter of intent, dated September 22, 2010, by and among Seller, Shareholders and Aceto shall survive and is hereby incorporated as if set forth in its entirety herein.

13.6     Construction. As used in this Agreement, the word “including” and its variants shall mean “including without limitation,” the masculine gender shall include the feminine and the neuter, and the singular number shall include the plural, and vice versa. “Knowledge” of Seller means the actual present conscious knowledge of either or both Shareholders and such Knowledge as either of the foregoing should have had after reasonable inquiry, and “Knowledge” of Purchaser means the actual present conscious knowledge of Albert Eilender or Douglas Roth and such Knowledge as either of the foregoing should have had after reasonable inquiry. “Actual Knowledge” of Seller means the actual present conscious knowledge of either or both Shareholders, and “Actual Knowledge” of Purchaser means the actual present conscious knowledge either or both of Albert Eilender or Douglas Roth.

13.7     Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier as follows:

             If to Purchaser, at:

             Sun Acquisition Corp.
             4 Tri Harbor Ct.
             Port Washington, NY 11050
             Attention: Chief Financial Officer
             Telecopier Number: (516) 627-6093

             With a copy to:

             Certilman Balin Adler & Hyman, LLP
             90 Merrick Avenue
             East Meadow, New York 11554
             Attn: Steven J. Kuperschmid, Esq.
             Telecopier Number: (516) 296-7111

             If to Seller or Shareholders, at:

             Rising Pharmaceuticals, Inc.
             3 Pearl Court
             Suites A/B
             Allendale, NJ 07401
             Attention: Steven S. Rogers
             Telecopier Number: (201) 961-1234

             With a copy to:

             Kramer Levin Naftalis & Frankel LLP
             1177 Avenue of the Americas
             New York, New York 10036
             Attention: Steven M. Goldman
             Telecopier Number: (212) 715-8053

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 13.7.

13.8     Choice of Law; Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof. Each party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the federal courts located within the Southern District of New York and state courts located within New York County in the State of New York; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party hereto at its or his address set forth in Section 13.7 of this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 13.7; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

13.9     Severability. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

13.10   Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Purchaser’s rights and obligations under this Agreement may be assigned, without the prior written consent of Seller, to any Person that acquires all or substantially all of the assets of Purchaser or to any Affiliate of Purchaser, provided that the assignee agrees in writing to be bound by the provisions hereof as they apply to Purchaser. Except as stated in the immediately preceding sentence, neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other.

13.11    Headings. The headings or captions under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

13.12    No Third Party Beneficiaries. No Person not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions of this Agreement.

13.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

13.14    Facsimile Signatures. Signatures hereon which are transmitted via facsimile or .pdf file shall be deemed original signatures.

13.15    Representation by Counsel; Interpretation. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any Legal Requirement or Decree that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

13.16    Shareholder Obligations. Any Liability hereunder of Shareholders and Seller shall be joint and several as between Shareholders, on the one hand, and Seller, on the other. As between Shareholders, any Liability hereunder shall be several and not joint, and shall be borne twenty percent (20%) by Rosen and eighty percent (80%) by Gold.

13.17    WAIVER OF JURY TRIAL. SELLER, SHAREHOLDERS, PURCHASER AND ACETO HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THIS AGREEMENT AND/OR THE TRANSACTION DOCUMENTS AND THE RELATIONSHIPS THEREBY ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and/or the Transaction Documents, including contract Actions, tort Actions, breach of duty Actions, and all other statutory and common law Actions. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT AND/OR THE TRANSACTION DOCUMENTS. In the event of litigation, this provision may be filed as a written consent to a trial by the court

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            IN WITNESS WHEREOF, each party hereto has duly executed this Asset Purchase Agreement as of the date first above written.

SUN ACQUISITION CORP.

By:	/s/ Albert Eilender
Name:	ALBERT EILENDER
(Please Print)

Title:	CEO

ACETO CORPORATION

By:	/s/ Albert Eilender
Name:	ALBERT EILENDER
(Please Print)

Title:	CHAIRMAN & CEO

RISING PHARMACEUTICALS, INC.

By:	/s/ Ronald Gold
Name:	RONALD GOLD
(Please Print)

Title:	President & CEO

/s/	Ronald Gold
Ronald Gold, Individually

/s/	David B. Rosen
David B. Rosen, Individually

Schedules

Schedule 2.1.1(e)	Security Deposits
Schedule 2.1.2(e)	Retained Contracts
Schedule 3.4	Consent/Notice Requirements
Schedule 3.6	Financial Statements
Schedule 3.7(a)	Undisclosed Liabilities
Schedule 3.7(b)	Warranty Claims
Schedule 3.8	Actions Since Balance Sheet Date
Schedule 3.9	Adverse Developments
Schedule 3.11(a)	Intellectual Property
Schedule 3.11(b)	Intangible Assets
Schedule 3.12(a)	Pending or Threatened Litigation
Schedule 3.12(b)	Actions Against Seller
Schedule 3.13	Inventories
Schedule 3.14(b)	Backlog
Schedule 3.15	Listed Agreements and Obligations
Schedule 3.16(b)	Fixed Assets
Schedule 3.17	Suppliers
Schedule 3.18	Customers
Schedule 3.19(a)	Permits
Schedule 3.19(b)	Certifications
Schedule 3.21	Compensation Information
Schedule 3.22(b)	Pension Plans
Schedule 3.22(c)	Welfare Plans
Schedule 3.23	Insurance
Schedule 3.24	Potential Breach/Termination Resulting from Transactions
Schedule 3.26(g)	Employee Actions
Schedule 3.28(a)	Transactions with Directors, Officers and Affiliates
Schedule 3.28(b)	Interest in Assets
Schedule 3.33	Leases
Schedule 4.2	Purchaser Consents
Schedule 6.19(a)	Required Consents
Schedule 6.19(b)	Best Efforts Consents
Schedule 10.3	Transferred Employees
Schedule 10.5	Phone and Fax Numbers

Exhibits

Exhibit 5.1	Mirror LLC Amendment

Exhibit 6.8	Form of Restrictive Covenant Agreement

Exhibit 6.9	Gold Employment Agreement

Exhibit 6.10	Rosen Employment Agreement

Exhibit 6.15	Opinions of Seller Counsel

Exhibit 6.16	Lock-up Letter

Exhibit 6.25	Option

Exhibit 7.11	Opinion of Purchaser Counsel